Exhibit 99.F

Quarterly Bulletin December 2018 South African Reserve Bank

Quarterly Bulletin December 2018 South African Reserve Bank Quarterly Bulletin December 2018 No. 290

© South African Reserve Bank All rights reserved. No part of this publication may be reproduced, stored in a retrieval system, or transmitted in any form or by any means, electronic, mechanical, photocopying, recording or otherwise, without fully acknowledging the Quarterly Bulletin of the South African Reserve Bank as the source. The contents of this publication are intended for general information only and are not intended to serve as financial or other advice. While every precaution is taken to ensure the accuracy of information, the South African Reserve Bank shall not be liable to any person for inaccurate information or opinions contained in this publication. Enquiries relating to this Bulletin should be addressed to: Head: Economic Research and Statistics Department South African Reserve Bank P O Box 427 Pretoria 0001 Tel. +27 12 313 3668/3676 http://www.resbank.co.za ISSN 0038-2620 Android IOS Windows Quarterly Bulletin December 2018

Contents Quarterly Economic Review Introduction 1 International economic developments 4 Domestic economic developments 7 Domestic output 7 Real gross domestic expenditure 14 Gross saving 23 Employment 24 Labour cost and productivity 28 Prices 30 External economic accounts 36 Current account 36 Financial account 42 Foreign-owned assets in South Africa 43 South African-owned assets abroad 45 Foreign debt 45 International investment position 46 International reserves and liquidity 47 Exchange rates 48 Turnover in the South African foreign exchange market 50 Monetary developments, interest rates and financial markets 51 Money supply 51 Credit extension 53 Interest rates and yields 56 Money market 59 Bond market 63 Share market 64 Market for exchange-traded derivatives 66 Real estate market 67 Non-bank financial intermediaries 68 Flow of funds 69 Public finance 72 Non-financial public sector borrowing requirement 72 Budget comparable analysis of national government finance 76 Note on the progress in developing South Africa’s integrated economic accounts 84 Abbreviations 92 Notes to tables 94 Statistical tables Contents S-0 Statistical tables S-2 Key information S-148 Quarterly Bulletin December 2018

Quarterly Economic Review Introduction Following two successive quarters of robust expansion above 4.0%, global economic growth slowed significantly to 2.7% in the third quarter of 2018 as real output growth moderated in both the advanced and emerging market economies. The slowdown in the advanced economies was fairly broad based, with real gross domestic product (GDP) expanding at a slower pace in the United States (US) and the euro area, while contracting anew in Japan. The rapid deceleration in emerging market growth was particularly pronounced in emerging Asia, due to a marked slowdown in India and a further moderation in China - where real GDP growth slowed to below 6.0% for the first time since the global financial crisis. Furthermore, real output declined in emerging Europe, as both the Russian and Turkish economies contracted. Global consumer price inflation accelerated further in the third quarter of 2018, mainly due to increases in international energy prices - largely natural gas, coal and crude oil - as well as currency depreciations in some emerging markets. The price of Brent crude oil rose further to US$86 per barrel in early October 2018, but then declined sharply to around US$60 per barrel at the end of November following record production by major producers as well as concerns over slowing global demand. Core inflation accelerated somewhat in the US, but remained relatively subdued in most other advanced economies. Real economic growth in South Africa rebounded in the third quarter of 2018, following the technical recession in the first half of the year. Real GDP increased by an annualised 2.2% in the third quarter, following a revised contraction of 0.4% in the second quarter. Despite a rebound in agricultural output, the real gross value added (GVA) by the primary sector still contracted further as mining production declined sharply. When the volatile primary sector is excluded, real GDP increased by 3.0% in the third quarter, following a marginal decline in the previous quarter. Growth in the real GVA by the secondary sector accelerated notably in the third quarter of 2018, due to a marked increase in manufacturing output which contributed the most to real GDP growth in the quarter. By contrast, real activity declined in the electricity, gas and water as well as the construction sectors. In line with persistent weak building and construction confidence, the real output of the construction sector contracted anew in the third quarter as civil construction works and non-residential building activity decreased. The real output of the tertiary sector rebounded from a slight contraction in the second quarter of 2018 to a solid increase in the third quarter, as activity increased in all four of the tertiary subsectors. The real GVA by the commerce sector rebounded after two consecutive quarters of decline, as wholesale and retail trade activity in particular increased notably. The recovery in the transport sector resulted from increased road freight and passenger transport, boosted by the low base in the second quarter due to a nationwide three-week bus strike. The improvement in general government services reflected a slight increase in headcount, while the acceleration in output growth of the finance sector was fairly broad based. Real gross domestic expenditure (GDE) reverted from a revised contraction in the second quarter of 2018 to an expansion of 3.2% in the third quarter, reflecting a rebound in real final household consumption expenditure and a build-up in real inventories, while growth in the real final consumption expenditure by general government accelerated somewhat. By contrast, net real exports subtracted from growth in real GDP, and real gross fixed capital formation contracted at a faster pace in the third quarter. Real final consumption expenditure by households advanced by 1.6% in the third quarter of 2018, as spending on non-durable and semi-durable goods increased notably. Consumption expenditure was likely supported by an increase in households’ disposable income over the period. Reduced spending on personal transport equipment resulted in a further contraction in durable goods consumption, albeit at a much slower pace. Real outlays on services also contracted, as spending decreased in four of the six services subcategories. Households’ net wealth decreased in the third quarter of 2018, due to the increase in liabilities outpacing that in financial and non-financial assets. Household asset growth was weighed down by, among other factors, continued negative real house price growth and the general downward trend in the FTSE/JSE All-Share Price Index thus far in 2018. Quarterly Bulletin December 2018 1

Real gross fixed capital formation decreased for a third successive quarter in the third quarter of 2018, as capital spending by private business enterprises, and in particular public corporations, contracted notably. Private sector fixed investment was weighed down by reduced spending on transport equipment and non-residential buildings. The marked decline in capital spending by public corporations reflected the constrained financial position of many state-owned companies. By contrast, real gross fixed capital formation by general government increased marginally for a second successive quarter, due to increased capital spending by central and local government on transport equipment and construction works. Labour market developments continued to reflect the recent weak domestic economic growth outcomes. Enterprise-surveyed formal non-agricultural employment decreased in the second quarter of 2018, largely due to the termination of temporary public sector jobs related to preparatory work for the 2019 general elections. The increase in private sector employment occurred mainly in the tertiary sectors of the economy, while job shedding continued in the goods-producing sectors. Formal non-agricultural labour productivity growth slowed further in the second quarter of 2018 - even more so when excluding the temporary election-related outliers - as year-on-year output growth slowed at a faster pace than that in employment. South Africa’s official unemployment rate increased from 27.2% in the second quarter of 2018 to 27.5% in the third quarter, and the seasonally adjusted unemployment rate increased to 27.3%. A marked increase in the number of new entrants into the labour market - mainly discouraged work seekers who engaged in renewed job searching - lifted the number of unemployed persons, which increased by more than the number of employed persons. The moderate increase in householdsurveyed employment in the third quarter of 2018 occurred mostly in the informal sector, while formal non-agricultural employment decreased. Nominal remuneration growth per worker in the formal non-agricultural sector of the economy slowed significantly in the second quarter of 2018, while real wages per worker contracted at a faster pace. Remuneration growth moderated in both the private and public sectors, with the latter reflecting the delayed implementation of the annual public sector wage increase. The slowdown in remuneration growth continued to exceed that in real output, causing a further moderation in year- on-year growth in nominal unit labour cost to 3.6% in the second quarter of 2018. Furthermore, average wage settlement rates slowed to 7.2% in the first three quarters of 2018 - the lowest rate since the first quarter of 2012. Rising domestic inflationary pressures resulted almost exclusively from higher fuel prices in recent months, while the effect of the one percentage point increase in the value-added tax (VAT) rate from April 2018 remained fairly muted in an environment of weak consumer demand. Headline consumer price inflation accelerated from 3.8% in March 2018 to 5.1% in October - largely due to higher goods prices - while services price inflation trended broadly sideways. Consumer food price inflation remained subdued at 2.9% in October 2018, as meat price inflation decelerated further and bread and cereals prices declined at a slower pace. Core inflation slowed marginally and remained below the midpoint of the inflation target range, reflecting the absence of significant underlying inflationary pressures. South Africa’s trade surplus with the rest of the world more than halved from the second to the third quarter of 2018, as the value of merchandise imports increased more than that of merchandise and net gold exports. The notable increase in merchandise imports was broad based, as manufactured imports rebounded sharply and mineral imports surged, while the value of agricultural imports also increased. The increase in the value of merchandise exports was supported by higher volumes and was also fairly broad based, as mining, manufactured and agricultural exports increased. South Africa’s terms of trade deteriorated in the third quarter of 2018, as the rand price of imported goods and services increased at a faster pace than that of exports. The narrowing in the shortfall on the services, income and current transfer account was not enough to offset the decrease in the trade balance, resulting in a marginal deterioration in the deficit on the current account of the balance of payments, from 3.4% of GDP in the second quarter of 2018 to 3.5% in the third quarter. The net inflow of capital on South Africa’s financial account of the balance of payments decreased further from the second to the third quarter of 2018. On a net basis, direct and portfolio investment as well as financial derivatives recorded inflows, while other investment recorded an outflow. 2 Quarterly Bulletin December 2018

South Africa’s positive net international investment position increased significantly from the end of March 2018 to the end of June, as the value of foreign assets increased by much more than the value of foreign liabilities. The depreciation of 10% in the trade-weighted average exchange rate of the rand in the second quarter of 2018 significantly affected both foreign assets and liabilities. The nominal effective exchange rate (NEER) of the rand decreased marginally further in the third quarter of 2018, amid significant month-to-month volatility due to both domestic and global factors. Domestic concerns included the weak economic growth outlook and the deteriorating fiscal position depicted in the 2018 Medium Term Budget Policy Statement (MTBPS), while tighter global financial conditions and recent downward revisions to economic growth in some of the major economies increased risk aversion towards emerging market economies. In August 2018, the NEER decreased markedly amid a broad emerging market sell-off that was triggered by political and financial instability in Turkey and Argentina. In September, monetary policy tightening in Turkey curbed spill-overs to other emerging market assets, supporting appreciations in the external values of many emerging market currencies, including the rand. Global economic growth concerns again triggered an equity sell-off in October, with emerging markets experiencing the largest sell-off since the so-called ‘taper tantrum’ in May 2013. Consequently, many emerging market currencies, including the rand, came under renewed pressure early in October as investors reallocated funds towards safe-haven assets amid the risk-off sentiment. Financial markets stabilised somewhat in November and the exchange value of the rand appreciated to below R14.00 against the US dollar towards month end. These developments also led to South African government bond yields increasing further up to the end of October 2018, before retracing somewhat to the end of November. The Monetary Policy Committee (MPC) of the South African Reserve Bank (SARB) raised the repurchase rate by 25 basis points to 6.75% in November 2018, citing concerns about medium- to long-term risks to domestic inflation, despite a slight improvement in the near-term inflation outlook. Most short-term money market rates adjusted marginally higher, in line with the increase in the policy rate. Rates on forward rate agreements responded to movements in the exchange rate, increasing up to mid-September 2018 as the exchange value of the rand depreciated, before decreasing again towards the end of November, as the subsequent appreciation in the exchange value of the rand lowered financial market participants’ domestic inflation expectations. Growth in the broadly defined money supply accelerated in the third quarter of 2018, supported by higher corporate sector deposits amid uncertain financial market conditions. Year-on-year growth in the deposit holdings of non-financial companies accelerated further while that of financial companies rebounded, boosted by a strong increase in foreign currency-denominated deposits following the depreciation in the exchange value of the rand. Household deposit growth slowed marginally, but still outpaced that of the corporate sector, as banks deliberately increased deposit rates since early 2016. Growth in bank loans and advances extended to the domestic private sector accelerated gradually from January to September 2018, but on average remained below those recorded over the same periods in the previous two years. Credit extension to the corporate sector was supported by the continued gradual acceleration in growth of general loans and instalment sale credit, as well as a strong acceleration in overdrafts. Growth in household credit extension continued to accelerate gradually in the third quarter of 2018, as all the household credit categories recorded higher growth. National government’s cash book deficit was smaller in the first half of fiscal 2018/19 compared to the first half of the previous fiscal year, as annual growth in revenue accelerated significantly while that in expenditure slowed slightly. Although revenue growth was largely boosted by a notable increase in VAT collections after the one percentage point increase in the VAT rate from April 2018, the 2018 MTBPS noted a sizeable backlog in VAT refunds. In line with the smaller cash book deficit, the non-financial public sector borrowing requirement decreased significantly in the first half of fiscal 2018/19 compared to the same period a year earlier. The cash deficit of consolidated general government decreased markedly, while that of the non-financial public enterprises and corporations increased slightly. National government’s total gross loan debt increased from 52.7% of GDP at the end of March 2018 to 55.2% at the end of September. The 2018 MTBPS projected a rising debt-to-GDP ratio over the medium term - driven by the persistent increase in the budget deficit due to lower real economic growth projections - with national government’s total gross loan debt expected to only stabilise in fiscal 2023/24, at 59.6% of GDP. Quarterly Bulletin December 2018 3

International economic developments

Global economic growth decelerated significantly to an annualised 2.7% in the third quarter of 2018, following solid growth of just more than 4.0% in the first two quarters of the year. Real output growth moderated to 1.7% in advanced economies and to 3.6% in emerging market economies in the third quarter of 2018.

Real global output growth and contributions from advanced and emerging market economies



Percentage points
Percentage change from quarter to quarter
Advanced economies
Emerging market economies
Global growth (right-hand scale)
0
1
2
3
4
5
2013
2014
2015
2016
2017
2018

Seasonally adjusted annualised rates

Sources: Barclays, Bloomberg, Haver Analytics, IMF, JPMorgan and SARB

In the United States (US), growth in real gross domestic product (GDP) moderated from 4.2% in the second quarter of 2018 to a still robust 3.5% in the third quarter. Strong consumer spending and private sector inventory investment in the third quarter was partly offset by a decline in exports (mainly soya beans due to retaliatory Chinese tariffs on US exports), lower non-residential fixed investment and higher imports of consumer goods (as businesses stockpiled Chinese goods before the implementation of US import tariffs) and motor vehicles. Meanwhile, the downward trend in real economic growth in the euro area persisted, slowing further to a weaker-than-expected 0.6% in the third quarter of 2018. Output contracted in Germany, mainly due to disruptions in the motor vehicle industry, and declined in Italy in the context of fiscal uncertainties.

Real output growth in selected advanced economies

Quarter-to-quarter percentage change at seasonally adjusted annualised rates

	2016		2017					2018		
Country/region	Q4	Year*	Q1	Q2	Q3	Q4	Year*	Q1	Q2	Q3
United States	1.8	1.5	1.8	3.0	2.8	2.3	2.3	2.2	4.2	3.5
Japan	0.7	0.9	3.3	2.1	2.7	1.5	1.7	-1.3	2.8	-2.5
Euro area	3.1	1.9	2.7	2.7	2.7	2.7	2.4	1.5	1.7	0.6
United Kingdom	3.0	1.9	1.8	1.0	1.4	1.5	1.8	0.4	1.6	2.5
Canada	2.3	0.8	4.1	4.4	1.3	1.7	3.5	1.7	2.9	2.0
Australia	4.0	2.8	1.7	3.2	2.4	2.2	2.3	4.3	3.6	1.0
New Zealand	1.5	3.5	3.2	3.2	2.6	2.6	3.0	2.2	3.9	2.8
Advanced economies	**2.4**	**1.7**	**2.4**	**2.8**	**2.9**	**2.2**	**2.3**	**1.7**	2.9	**1.7**

* Percentage change over one year

Underlined numbers indicate projections. Some regional totals include countries with forecasted data.

Sources: Bloomberg, Haver Analytics, IMF, JPMorgan and SARB

4 South African Reserve Bank Quarterly Bulletin December 2018

Real GDP growth in the United Kingdom (UK) accelerated for a second successive quarter to 2.5% in the third quarter of 2018, given stronger exports as well as increased consumer and government spending. By contrast, the Japanese economy contracted by 2.5% in the third quarter of 2018 as disruptions from natural disasters hampered exports, household consumption and private investment.

Real economic growth in emerging markets decelerated rapidly in the third quarter of 2018, mostly due to growth slowing to 4.9% in emerging Asia. Chinese real GDP growth moderated to 5.7% in the third quarter – its slowest pace since the global financial crisis – as weaker industrial production and construction outweighed stronger services output. Economic growth in India decelerated sharply to 3.3% due to weaker consumption expenditure, the shadow banking (non-bank financial institutions) liquidity crisis and fiscal consolidation.

Real output growth in selected emerging market economies

Quarter-to-quarter percentage change at seasonally adjusted annualised rates

	2016		2017					2018		
Country/region	Q4	Year*	Q1	Q2	Q3	Q4	Year*	Q1	Q2	Q3
China	6.8	6.7	6.9	7.0	6.7	6.4	6.9	7.2	6.4	5.7
India	3.8	7.1	7.5	5.8	7.8	7.2	6.7	10.1	7.8	3.3
Indonesia	5.1	5.0	4.7	5.4	5.1	5.4	5.1	4.4	6.2	4.7
Emerging Asia	**5.8**	**6.5**	**6.8**	**6.5**	**6.8**	**6.3**	**6.6**	**7.7**	**6.5**	**4.9**
Russia	3.0	-0.2	1.4	4.1	0.1	-1.4	1.5	2.7	6.2	-2.0
Turkey	18.1	3.2	7.9	9.2	7.7	5.0	7.4	6.9	2.6	-4.3
Poland	8.2	2.9	4.9	4.1	4.9	4.9	4.6	6.6	4.5	7.0
Emerging Europe	**8.0**	**1.7**	**4.3**	**5.6**	**3.4**	**1.6**	**3.9**	**4.4**	**4.9**	**-0.5**
Brazil	-1.1	-3.3	4.4	2.3	1.5	0.6	1.1	0.6	0.7	3.1
Mexico	3.8	2.9	1.8	1.8	-0.8	3.2	2.0	4.3	-0.4	3.4
Argentina	2.7	-1.8	3.0	7.7	2.0	3.1	2.9	3.0	-15.2	-1.1
Latin America	**1.3**	**-0.6**	**2.3**	**2.3**	**1.3**	**1.9**	**1.3**	**2.4**	**-0.4**	**1.7**
Emerging economies	**5.3**	**4.4**	**5.6**	**5.6**	**5.4**	**4.9**	**4.7**	**6.2**	**5.1**	**3.6**

* Percentage change over one year

Underlined numbers indicate projections. Some regional totals include countries with forecasted data.

Sources: Barclays, Bloomberg, Haver Analytics, IMF, JPMorgan and SARB

Following solid growth in the first half of 2018, real output in emerging Europe declined by 0.5% in the third quarter of 2018. The Turkish economy contracted sharply amid a currency crisis, tighter monetary policy and a slowdown in consumer demand. In Russia, contractionary fiscal and monetary policies as well as US sanctions weighed on economic activity.

Real output in Latin America recovered from a contraction of 0.4% in the second quarter of 2018 to an expansion of 1.7% in the third quarter. More favourable economic conditions in Brazil and Mexico supported the stronger growth momentum. Output growth in Brazil accelerated to 3.1% in the third quarter, following subdued growth in the previous quarter due to the nationwide truck drivers' strike. Meanwhile, the Mexican economy rebounded from a contraction in the second quarter of 2018 to an expansion of 3.4% in the third quarter, as a surge in consumer confidence in the wake of the elections supported the services sector.

Inflation in the major advanced economies have converged on central banks' targets in recent months. The US personal consumption expenditure deflator (the US Federal Reserve's preferred inflation measure) has trended marginally lower lately, reaching the central bank's 2.0% target in September 2018. Headline and core inflation accelerated to 2.5% and 2.1% respectively in October. Core inflation in the euro area remained relatively subdued at 1.1% in November 2018,

Quarterly Bulletin December 2018 South African Reserve Bank 5

while headline inflation accelerated to 2.2% in October 2018 - its highest rate since December 2012 - before moderating to 2.0% in November. Inflation remained elevated in emerging market economies, particularly in countries that have experienced sharp currency depreciations this year, such as Turkey and Argentina, where inflation reached 25.2% and 45.9% respectively in October 2018. Inflation moderated slightly to 21.6% in Turkey in November, but remained unchanged in Argentina. The international prices of agricultural commodities as well as metals and minerals declined in the third quarter of 2018, while energy prices (in particular natural gas, coal and oil) increased further by 3.4%. The price of Brent crude oil increased from US$62 per barrel in mid-February to US$86 in early October due to supply disruptions (production losses in Venezuela), slower growth in US shale production and prospects of renewed sanctions against Iran. Since then, oil prices have declined to levels around US$60 per barrel following concerns over slowing global demand, record production from major oil exporters as well as sanction waivers granted by the US to several countries importing oil from Iran. International commodity prices in US dollars Indices: 2010 = 100 150 130 110 90 70 Agriculture Metals and minerals 50 Energy 30 2013 2014 2015 2016 2017 2018 Sources: World Bank and SARB Agricultural product prices declined by 6.8% in the third quarter of 2018, as expectations of large harvests in the US lowered maize and soya bean prices. Metals and minerals prices declined by a notable 9.6% in the third quarter, owing to lower zinc, lead and copper prices. World trade volumes (using world exports as a proxy) continued to increase meaningfully, growing at an annualised rate of 5.2% in September 2018 (in three-month-to-three-month terms). Export volumes in emerging markets increased markedly during this period, mainly due to higher exports from emerging Asian as well as Latin American economies. By contrast, exports from advanced economies declined by 1.1% in September. 6 Quarterly Bulletin December 2018

Domestic economic developments Domestic output1 Real economic activity in South Africa increased in the third quarter of 2018, following two consecutive quarters of contraction. Growth in real gross domestic product (GDP) advanced at an annualised rate of 2.2% as growth in the real output of the secondary sector accelerated alongside a positive turnaround in the output of the tertiary sector. By contrast, the real gross value added (GVA) by the primary sector contracted further in the third quarter. Real gross domestic product Quarter-to-quarter percentage change at seasonally adjusted annualised rates 2017 2018 Sector Q1 Q2 Q3 Q4 Year* Q1 Q2 Q3 Primary sector 15.4 13.9 13.8 5.2 7.5 -17.0 -3.3 -5.4 Agriculture 25.6 36.9 41.7 39.0 17.7 -33.6 -31.9 6.5 Mining 12.6 7.8 6.2 -4.4 4.6 -10.3 8.1 -8.8 Secondary sector -3.7 2.8 1.5 3.1 -0.1 -5.0 1.1 4.5 Manufacturing -4.1 2.9 3.7 4.3 -0.2 -6.7 0.6 7.5 Tertiary sector -1.7 1.2 1.1 2.7 0.8 0.3 -0.4 2.6 Non-primary sector** -2.1 1.6 1.2 2.7 0.6 -0.9 -0.1 3.0 Total -0.5 2.9 2.3 3.1 1.3 -2.6 -0.4 2.2 * Percentage change over one year ** Non-primary sector is total GVA excluding agriculture and mining Source: Stats SA The average level of real output in the first three quarters of 2018 was 0.8% higher than in the corresponding period of 2017. The 2018 Medium Term Budget Policy Statement (MTBPS), in October, lowered South Africa’s economic growth projection for 2018 to 0.7%, marginally less than the International Monetary Fund’s (IMF) 0.8% in the October 2018 World Economic Outlook (WEO). In November, the South African Reserve Bank (SARB) also revised its forecast for real GDP growth in 2018 further downwards to 0.6%. When excluding the contribution of the generally more volatile primary sector, real output increased by 3.0% in the third quarter of 2018, following a slight contraction of 0.1% in the second quarter. Real gross domestic product Percentage change from quarter to quarter 6 Total 5 Non-primary 4 3 2 1 0 -1 -2 Seasonally adjusted annualised rates -3 2013 2014 2015 2016 2017 2018 Source: Stats SA Quarterly Bulletin December 2018

1 The quarter-to- quarter growth rates referred to in this section are based on seasonally adjusted data and are annualised. 7

The real GVA by the primary sector contracted for a third successive quarter - by 5.4% in the third quarter of 2018 - as mining output contracted. By contrast, the real GVA by agriculture rebounded, following two consecutive quarters of sharp contraction. The real output of the agricultural sector recovered after two consecutive quarterly decreases, advancing by 6.5% in the third quarter of 2018 and contributing 0.1 percentage point to growth in total GDP. The increase emanated from higher production of field crops, horticulture and animal products. Increased foreign demand for citrus products boosted horticultural production, while the increase in animal products partly reflected the recovery in the livestock subsector following the prolonged drought in 2015/16. Agricultural output is expected to improve as estimates by the Department of Agriculture, Forestry and Fisheries’ Crop Estimates Committee indicate an increase of 5.6% to 2.4 million hectares of maize planted in the 2018/19 season, and a 21.3% increase in wheat production to 1.9 million tons. However, South Africa will still need to import about 1.4 million tons of wheat to meet the estimated domestic demand of about 3.3 million tons per annum. Real value added by the primary sector Indices: first quarter of 2013 = 100 125 Total

120 115 110 105 100 95 90 85

Agriculture Mining Seasonally adjusted 2013 2014 2015 Source: Stats SA

2016 2017 2018

The volatility in quarter-to-quarter mining production persisted in the third quarter of 2018, with real GVA reverting from a revised increase of 8.1% in the second quarter of 2018 to a contraction of 8.8% in the third quarter. The decrease in the third quarter of 2018 subtracted 0.7 percentage points from overall growth in real GDP and resulted from lower production in 7 of the 12 mineral groups - in particular the production of platinum group metals (PGMs), iron ore, gold and copper. By contrast, the production of diamonds and coal increased. The decrease in mining production emanated from a combination of lower commodity prices and higher operating costs. The decline in platinum production reflected the closure of five mining shafts and the planned reduction in mining of Generation 1 shafts. By contrast, increased demand from Eskom to alleviate coal shortages at some coal-fired power stations supported the production of coal. The average level of mining production was 1.4% lower in the first three quarters of 2018 than in the same period of 2017. 8 Quarterly Bulletin December 2018

Real gross value added by the mining sector Percentage change from quarter to quarter 30 20 10 0 -10 -20 Seasonally adjusted annualised rates -30 Physical volume of mining production Indices: first quarter of 2013 = 100 140

120 100 80 60 Seasonally adjusted 40 2013 2014 Source: Stats SA

Iron ore Coal Platinum group metals Copper 2015 2016 2017 2018

Growth in the real GVA by the secondary sector accelerated from 1.1% in the second quarter of 2018 to 4.5% in the third quarter. Activity in the manufacturing sector picked up significantly, while the real output of the construction and electricity, gas and water subsectors contracted over the period. The manufacturing sector was the largest contributor (0.9 percentage points) to growth in real GDP in the third quarter of 2018, as real output growth accelerated to 7.5%. Production in 7 of the 10 manufacturing subsectors increased in the third quarter of 2018, with food and beverages; basic iron and steel; wood and wood products; as well as motor vehicles, parts and accessories contributing the most. Firm export demand, following the weaker exchange value of the rand, supported increased production of motor vehicles, parts and accessories. By contrast, production declined in the textiles, clothing, leather and footwear; glass and non- metallic mineral products; and radio, television and communication apparatus subsectors. The level of real manufacturing output in the first three quarters of 2018 was 0.9% higher than in the corresponding period of 2017, while the seasonally adjusted utilisation of production capacity in the manufacturing sector remained broadly unchanged around 81% in the first three quarters of 2018. Quarterly Bulletin December 2018 9

Real gross value added and capacity utilisation in the manufacturing sector


Index: first quarter of 2013 = 100
Per cent
Real gross value added
Capacity utilisation (right-hand scale)
Seasonally adjusted
105
104
103
102
101
100
99
83
82
81
80
79
2013
2014
2015
2016
2017
2018

Source: Stats SA

Real economic activity in the sector supplying *electricity, gas and water* shrank by 0.9% in the third quarter of 2018, after having increased by 2.2% in the preceding quarter. Sluggish activity in the electricity-intensive mining sector and the prolonged coal supply shortages at a number of Eskom's coal-fired power stations led to lower production of electricity.

The *construction sector's* real GVA contracted by 2.7% in the third quarter of 2018, after having expanded by 2.1% in the second quarter. Civil construction works as well as non-residential building activity receded. By contrast, residential construction activity increased in the third quarter of 2018.

The real GVA by the *tertiary sector* rebounded from a marginal contraction of 0.4% in the second quarter of 2018 – only the second contraction in 33 quarters – to an expansion of 2.6% in the third quarter. The turnaround resulted from increased activity in all four tertiary subsectors.

Real value added by the tertiary sector


Indices: first quarter of 2013 = 100
Total
Commerce
Transport
Finance
General government
Seasonally adjusted
114
112
110
108
106
104
102
100
98
2013
2014
2015
2016
2017
2018

Source: Stats SA

10
South African Reserve Bank
Quarterly Bulletin December 2018

The real output of the commerce sector rebounded by 3.2% in the third quarter of 2018, following two consecutive quarterly contractions. The turnaround reflected increased activity in the wholesale and retail trade subsectors. Despite slightly weaker business confidence among wholesalers, higher sales of food, beverages and tobacco; machinery, equipment and supplies; solid liquid and gaseous fuels; and other household goods supported increased activity in the wholesale trade subsector. Increased sales by retailers of textiles, clothing, footwear and leather goods; general dealers; pharmaceuticals and medical goods; as well as household furniture, appliances and equipment supported retail trade activity. By contrast, retail sales of food, beverages and tobacco as well as hardware, paint and glass declined. The real value added by the catering and accommodation subsector declined slightly over the period. Box 1 Explaining the divergence between real wholesale and retail trade sales Historically, real wholesale and retail trade sales correlated fairly well and were generally closely aligned to the business cycle. The current downward phase of South Africa’s business cycle, which commenced in December 2013, has been affected by continued global economic and policy uncertainty following the global financial crisis as well as domestic idiosyncratic developments along with low business and consumer confidence. During this period, both real wholesale and retail trade sales initially moderated before diverging; real wholesale trade trended lower from mid-2016 while real retail trade sales grew fairly briskly from the start of 2017. Real wholesale and retail trade sales Indices: 2015 = 100 112 108 104 100 96 Seasonally adjusted 92 2014 2015 2016 2017 2018 Retail Wholesale Source: Stats SA The divergence between real wholesale and retail trade sales could be attributed to different subcomponents constituting wholesale and retail trade sales, as well as their relative weights - as not all wholesale trade activity is measured in retail trade and vice versa - exacerbated by the effect of prevailing domestic economic conditions on specific subcomponents. The broad-based upward trend in real retail trade sales from the beginning of 2017 was driven by growth in three subcomponents in particular, namely household furniture, appliances and equipment; textiles, clothing, footwear and leather goods; and all other retailers.

Quarterly Bulletin December 2018

11

Subcomponents of wholesale and retail trade sales

Wholesale		Retail	
Categories	Weight*	Categories	Weight*
Food, beverages and tobacco	15.4	Food, beverages and tobacco in specialised stores	8.0
Textiles, clothing and footwear	2.5	Textiles, clothing, footwear and leather goods	16.4
Construction and building materials	5.6	Hardware, paint and glass	8.1
Other household goods	13.0	Household furniture, appliances and equipment	4.1
Precious stones, jewellery and silverware	2.8	General dealers	43.9
Solid, liquid and gaseous fuels and related products	20.4	Pharmaceutical and medical goods, cosmetics and toiletries	7.5
Metal and metal ores	2.6	All other	11.9
Machinery, equipment and supplies	12.5		
Other intermediate products, waste and scrap	4.4		
Agricultural raw materials and livestock	8.3		
Contract or fee basis	3.9		
Other goods	8.6		

* Weights as at August 2018

Source: Stats SA

Real retail trade sales



Percentage change over 12 months
30
25
20
15
10
5
0
-5
-10
2017
2018
Total
Textiles, clothing, footwear and leather goods
Household furniture, appliances and equipment
All other retailers

Source: Stats SA

The 'all other retailers' category grew the most in 2017, driven by retail trade sales by *other specialised stores*, particularly of gold coins (Krugerrands) and diamonds, as well as *online sales*. Sales by these two subcategories are not measured as part of wholesale trade. The strong growth in real retail trade sales of household *furniture, appliances and equipment* as well as *textiles, clothing, footwear and leather goods* – much of which are imported – was supported by the sharp moderation in price inflation of these goods in 2017, in the wake of the appreciation in the exchange value of the rand throughout 2016.

Growth in real wholesale trade contracted from mid-2016 up to the end of 2017. Real wholesale trade of agricultural raw materials and livestock – not measured in retail sales – contracted notably in 2017 as farmers began rebuilding herds following the severe drought of the preceding two years.

12 South African Reserve Bank Quarterly Bulletin December 2018

Real wholesale trade sales Percentage change over 12 months 30 20 10 0 -10 -20 -30 -40 2017 2018 Total Agricultural raw materials and livestock Textiles, clothing and footwear Machinery, equipment and supplies Source: Stats SA Real wholesale trade of textiles, clothing and footwear also contracted in 2017, as cheaper imported products not coming through the wholesale channel and probably adversely affecting the domestic textile and clothing industry disproportionately showed up in retail sales. The wholesale trade categories; solid, liquid and gaseous fuels and related products as well as sales of machinery, equipment and supplies - both with fairly large weightings and not measured in retail sales - moved broadly in line with total real wholesale trade over the period. Weak sales of these products likely reflected subdued domestic economic activity and fixed investment, following a prolonged period of low business confidence. It is worth noting that Statistics South Africa only publishes total real wholesale trade sales and not its subcomponents in the absence of appropriate deflators. The South African Reserve Bank deflates 5 of the 12 wholesale trade subcomponents for which appropriate deflators are available, namely sales of agricultural raw materials and livestock; food, beverages and tobacco; textiles, clothing and footwear; solid, liquid and gaseous fuels and related products; as well as machinery, equipment and supplies. Nominal wholesale and retail trade sales also diverged in 2017, but the divergence was not as pronounced as that between real wholesale and retail trade sales. Nominal wholesale and retail trade sales Indices: 2015 = 100 130 125 120 115 110 105 100 95 Seasonally adjusted 90 2014 2015 2016 2017 2018 Retail Wholesale Source: Stats SA Quarterly Bulletin December 2018 13

Growth in the real GVA by the *transport, storage and communication sector* reverted from a contraction of 4.9% in the second quarter of 2018 to an increase of 5.7% in the third quarter, driven by increased activity in road freight and passenger transport, boosted by the low base in the second quarter due to a nationwide three-week bus strike.

The real output of the *finance, insurance, real estate and business services sector* accelerated to 2.3% in the third quarter of 2018, contributing 0.5 percentage points to overall GDP growth. Financial intermediation, insurance and real estate activity all contributed to the expansion. The increase in the financial intermediation and insurance subsectors reflected improved trading activity in the equity market, while activity in the banking sector decreased slightly.

The real GVA by the *general government services sector* rose by 1.5% in the third quarter of 2018, after having contracted by 0.4% in the preceding quarter. The improvement reflected an increase in the number of employees – an important indicator of activity in this sector.

Real gross domestic expenditure[2]

2 The quarter-to-quarter growth rates referred to in this section are based on seasonally adjusted data and are annualised.

Real *gross domestic expenditure* (GDE) reverted from a revised contraction of 2.6% in the second quarter of 2018 to an expansion of 3.2% in the third quarter. This reflected a rebound in real final consumption expenditure by households, alongside a build-up in real inventories. In addition, growth in real final consumption expenditure by general government accelerated, while real gross fixed capital formation contracted further.

Real gross domestic expenditure



Percentage change from quarter to quarter
10
5
0
-5
-10
Seasonally adjusted annualised rates

Components of real gross domestic final demand



Indices: first quarter of 2013 = 100
115
110
105
100
95
Final consumption expenditure by households
Final consumption expenditure by general government
Gross fixed capital formation
Seasonally adjusted
2013
2014
2015
2016
2017
2018

Sources: Stats SA and SARB

14 South African Reserve Bank Quarterly Bulletin December 2018

Real gross domestic expenditure

Quarter-to-quarter percentage change at seasonally adjusted annualised rates

Component	2017					2018		
	Q1	Q2	Q3	Q4	Year*	Q1	Q2	Q3
Final consumption expenditure								
Households	0.9	3.8	2.4	3.6	2.2	1.0	-1.1	1.6
General government	-1.2	0.6	1.3	1.6	0.6	1.4	0.8	2.2
Gross fixed capital formation	-3.1	-0.2	-2.7	7.4	0.4	-3.4	-0.7	-5.1
Domestic final demand	**-0.3**	**2.4**	**1.2**	**3.9**	**1.5**	**0.2**	**-0.6**	**0.4**
Change in inventories (R billions)**	-6.1	6.3	-12.0	4.4	-1.8	8.8	-9.1	12.7
Gross domestic expenditure* **	**0.0**	**4.1**	**-1.2**	**5.6**	**1.8**	**0.7**	**-2.6**	**3.2**

* Percentage change over one year
** At constant 2010 prices
*** Including the residual

Sources: Stats SA and SARB

The change in real inventory holdings and final consumption expenditure by households contributed 2.8 and 1.0 percentage points respectively to real GDP growth in the third quarter of 2018, while real gross fixed capital formation and real net exports each subtracted 1.0 and 0.9 percentage points.

Contributions of expenditure components to growth in real gross domestic product

Percentage points

Component	2017					2018		
	Q1	Q2	Q3	Q4	Year	Q1	Q2	Q3
Final consumption expenditure								
Households	0.5	2.3	1.5	2.2	1.4	0.6	-0.7	1.0
General government	-0.3	0.1	0.3	0.3	0.1	0.3	0.2	0.4
Gross fixed capital formation	-0.6	0.0	-0.5	1.4	0.1	-0.7	-0.1	-1.0
Change in inventories	0.1	1.6	-2.4	2.1	0.2	0.6	-2.3	2.8
Net exports	-0.5	-1.2	3.5	-2.5	-0.5	-3.3	2.3	-0.9
Residual	0.3	0.1	-0.1	-0.5	0.1	0.0	0.3	0.0
Gross domestic product	**-0.5**	**2.9**	**2.3**	**3.1**	**1.3**	**-2.6**	**-0.4**	**2.2**

Components may not add up to totals due to rounding off.

Sources: Stats SA and SARB

Real *exports* increased by 5.6% in the third quarter of 2018 as both merchandise and net gold exports as well as services expanded, following growth of 3.0% in the second quarter. Higher volumes of base metals and articles as well as precious metals (including gold, PGMs and stones) boosted real mining exports. A noticeable increase in vehicles and transport equipment supported real manufactured exports, while another significant increase in vegetable products underpinned agricultural exports.

Quarterly Bulletin December 2018 South African Reserve Bank 15

Real exports and imports of goods and services

Quarter-to-quarter percentage change*

Component	2018					
	Exports			Imports		
	Percentage of total**	Q2	Q3	Percentage of total**	Q2	Q3
Total	**100**	**3.0**	**5.6**	**100**	**1.0**	**6.1**
Mining	**46.1**	**4.9**	**4.7**	**20.5**	**2.1**	**7.8**
Of which:						
Mineral products	20.0	3.3	1.0	15.1	3.5	4.5
Precious metals including gold, platinum group metals and stones	14.7	10.2	4.3	0.9	14.5	26.7
Base metals and articles	11.3	0.6	12.0	4.4	-5.9	14.6
Manufacturing	**32.2**	**0.9**	**6.7**	**61.5**	**0.5**	**6.6**
Of which:						
Vehicles and transport equipment	10.4	-1.7	14.3	12.4	4.8	10.4
Machinery and electrical equipment	6.6	0.0	5.3	24.8	0.4	7.7
Chemical products	5.3	1.9	-2.2	8.7	-2.3	8.5
Prepared foodstuffs, beverages and tobacco	3.3	-0.6	0.7	2.6	15.7	-7.7
Agriculture	**5.3**	**13.6**	**13.6**	**3.7**	**-4.8**	**5.3**
Of which:						
Vegetable products	4.0	18.4	21.6	1.5	12.7	-11.3
Services	**14.6**	**-1.2**	**3.0**	**13.6**	**1.9**	**1.1**

* Based on seasonally adjusted and annualised data
** Expressed as a percentage of the total in 2017
Components may not add up to totals due to rounding off and the exclusion of unclassified items.

Sources: SARS, Stats SA and SARB

Real *imports* of goods and services expanded by 6.1% in the third quarter of 2018, following an increase of only 1.0% in the second quarter. Growth in real imports was driven by higher volumes of all major goods and services components. Increased domestic demand for precious metals (including gold, PGMs and stones) boosted real mining imports, while imports of crude oil moderated further. Real imports of manufactured goods surged as buoyant vehicles and transport equipment; machinery and equipment; and chemical products more than offset the contraction in prepared foodstuffs, beverages and tobacco. Vegetable products weighed down the real value of agricultural imports.

Real *net exports* subtracted 0.9 percentage points from real GDP growth in the third quarter of 2018 as manufacturing subtracted 2.6 percentage points, largely due to a deduction of 2.0 percentage points by machinery and electrical equipment. By contrast, real net mining and agricultural exports contributed 0.8 and 0.7 percentage points respectively to growth in real GDP in the third quarter of 2018. Within mining, real net exports of base metals and articles contributed the most, at 0.9 percentage points.

16 South African Reserve Bank Quarterly Bulletin December 2018

Contributions of real exports and imports, and net exports of goods and services to growth in real gross domestic product

Percentage points

Component	2018					
	Exports		Imports*		Net exports	
	Q2	Q3	Q2	Q3	Q2	Q3
Total	3.5	6.6	1.2	7.5	2.3	-0.9
Mining	2.7	2.7	0.5	2.0	2.2	0.8
Of which:						
Mineral products	0.7	0.2	0.6	0.8	0.1	-0.6
Precious metals including gold, platinum group metals and stones	1.8	0.9	0.2	0.4	1.7	0.5
Base metals and articles	0.1	1.6	-0.3	0.7	0.4	0.9
Manufacturing	0.3	2.5	0.4	5.1	-0.1	-2.6
Of which:						
Vehicles and transport equipment	-0.2	1.6	0.7	1.5	-0.9	0.1
Machinery and electrical equipment	0.0	0.4	0.1	2.4	-0.1	-2.0
Chemical products	0.1	-0.1	-0.3	0.9	0.4	-1.1
Prepared foodstuffs, beverages and tobacco	0.0	0.0	0.4	-0.3	-0.5	0.3
Agriculture	0.8	0.9	-0.2	0.2	1.0	0.7
Of which:						
Vegetable products	0.8	1.1	0.2	-0.2	0.6	1.3
Services	-0.2	0.5	0.3	0.2	-0.5	0.3

* A positive contribution by imports subtracts from growth and a negative contribution adds to growth.
Components may not add up to totals due to rounding off and the exclusion of unclassified items.

Sources: SARS, Stats SA and SARB

Real *final consumption expenditure by households* recovered from a revised contraction of 1.1% in the second quarter of 2018 to an increase of 1.6% in the third quarter, as real outlays on semi-durable and non-durable goods reverted from declines to expansions. Consistent with the depreciation in the exchange value of the rand, households' real consumption expenditure on durable goods receded further in the third quarter of 2018, albeit at a slower pace. Expenditure on services switched to a contraction in the third quarter. The improvement in household consumption expenditure was supported by an increase of 0.7% in the real disposable income of households in the third quarter of 2018, following a contraction of 0.7% in the preceding quarter. The average level of real final consumption expenditure by households in the first three quarters of 2018 was 1.9% higher than in the corresponding period of 2017.

Steady growth in nominal credit extension to households in the third quarter of 2018 augmented household income, and supported spending in an environment of slow economic growth, higher fuel prices and rising unemployment.

Quarterly Bulletin December 2018

South African Reserve Bank

17

18 Quarterly Bulletin December 2018 Real final consumption expenditure by households and nominal effective exchange rate R billions Index * Seasonally adjusted annualised rates 2013 2014 2015 2016 2017 2018 150 160 170 180 190 200 Durable goods* Nominal effective exchange rate of the rand (right-hand scale) Sources: Stats SA and SARB 50 55 60 65 70 75 80 85 90 Real final consumption expenditure by households Quarter-to-quarter percentage change at seasonally adjusted annualised rates Category 2017 2018 Q1 Q2 Q3 Q4 Year* Q1 Q2 Q3 Durable goods................................... 4.4 11.2 15.2 13.1 6.0 -0.9 -7.7 -0.9 Semi-durable goods.......................... -2.2 10.9 4.8 16.7 3.1 -12.1 -2.3 6.0 Non-durable goods........................... -0.1 4.0 -1.2 2.6 1.1 0.5 -2.0 4.5 Services............................................ 1.6 0.7 2.4 -0.3 2.3 5.0 1.5 -1.2 Total.................................................. 0.9 3.8 2.4 3.6 2.2 1.0 -1.1 1.6 * Percentage change over one year Source: Stats SA Real consumer spending on durable goods declined for a third consecutive quarter, but at a slower rate of 0.9% in the third quarter of 2018, mainly due to a further contraction in real spending on personal transport equipment. By contrast, real outlays on furniture and household appliances, and computers and related equipment rebounded from a contraction in the second quarter, while real spending on other durable goods increased at a faster pace. Growth in household consumption expenditure on semi-durable goods reverted from -2.3% in the second quarter of 2018 to 6.0% in the third quarter, supported by higher spending on almost all semi-durable subcomponents. Real expenditure on clothing and footwear; motorcar tyres, parts and accessories; as well as recreational and entertainment goods surged, while growth in real outlays on miscellaneous semi-durable goods moderated. Consumer outlays on non-durable goods switched from a contraction of 2.0% in the second quarter of 2018 to an increase of 4.5% in the third quarter. Spending on food, beverages and tobacco – the largest non-durable goods subcategory – reverted to an increase, while expenditure on consumer goods as well as recreational and entertainment goods accelerated briskly. By contrast, the continued increase in domestic fuel prices in the third quarter of 2018 further curtailed real outlays on household fuel, power and water, as well as petroleum products. Real household expenditure on services contracted by 1.2% in the third quarter of 2018, compared to an increase of 1.5% in the second quarter and a seven-year high of 5.0% in the first quarter. Spending on four of the six services subcategories contracted, including household services; transport and communication services; recreational, entertainment and educational services; and miscellaneous services – collectively representing about 61% of this category. Growth in real outlays on medical services lost some momentum, while that on rent improved somewhat over the period.

The ratio of *household debt* to nominal disposable income remained broadly unchanged in the third quarter of 2018 at 71.3%, as disposable income increased at more or less the same pace than household debt. Households' cost of servicing debt as a percentage of disposable income remained at 9.0% for the fourth consecutive quarter as lending rates remained stable. Households' net wealth decreased in the third quarter of 2018, due to the increase in liabilities outpacing that in non-financial and financial assets. Consequently, households' net wealth relative to disposable income decreased to 363.5% in the third quarter of 2018, from 370.8% in the second quarter.

Household net wealth and debt as a ratio of disposable income


Per cent
85
80
75
70
65
60
420
400
380
360
340
320
300
Debt
Net wealth (right-hand scale)
2013
2014
2015
2016
2017
2018

Seasonally adjusted annualised rates

Source: SARB

Growth in the *general government's real final consumption expenditure* accelerated to 2.2% in the third quarter of 2018, from 0.8% in the second quarter. Growth in real spending on the compensation of employees switched from a decline in the second quarter as employee headcount increased, while real outlays on non-wage goods and services edged higher. Real spending by general government was 1.2% higher in the first three quarters of 2018 than in the corresponding period of 2017.

Real *gross fixed capital formation* decreased for a third successive quarter – by 5.1% in the third quarter of 2018. Real fixed investment by private business enterprises and public corporations contracted noticeably. By contrast, fixed capital outlays by the general government sector increased further, albeit at a slower pace.

Quarterly Bulletin December 2018 South African Reserve Bank 19

20 Quarterly Bulletin December 2018 Real gross fixed capital formation Quarter-to-quarter percentage change at seasonally adjusted annualised rates Sector 2017 2018 Q1 Q2 Q3 Q4 Year* Q1 Q2 Q3 Private business enterprises........... 1.3 -0.2 -4.9 9.9 1.2 -3.9 -2.8 -4.0 Public corporations....................... -16.5 -0.7 -2.6 12.2 -1.3 -3.6 2.4 -13.3 General government...................... -1.9 0.4 6.0 -6.4 -0.7 -1.3 3.7 1.1 Total.............................................. -3.1 -0.2 -2.7 7.4 0.4 -3.4 -0.7 -5.1 * Percentage change over one year Source: Stats SA Following a decrease of 2.8% in the second quarter of 2018, real gross fixed capital outlays by private business enterprises declined further by 4.0% in the third quarter, subtracting 2.5 percentage points from overall growth in real gross fixed capital formation. Increased spending on residential buildings was fully countered by reduced spending on non-residential buildings and transport equipment. Contributions to growth in real gross fixed capital formation Percentage points Source: Stats SA General government Public corporations Private business enterprises -3.5 -3.0 -2.5 -2.0 -1.5 -1.0 -0.5 0.0 0.5 1.0 1.5 Second quarter 2018 Third quarter 2018 0.6 0.2 -2.8 0.5 -0.2 -1.8 -2.5 Growth in real capital expenditure by public corporations declined by a significant 13.3% in the third quarter of 2018, following a slight increase of 2.4% in the second quarter. The large decrease in capital outlays by public corporations subtracted 2.8 percentage points from overall growth in capital investment. Real capital expenditure by general government increased for the second consecutive quarter, rising by 1.1% in the third quarter of 2018. Although central and local government increased capital spending on transport equipment and construction works, delays still occurred in the commencement and completion of some large infrastructure projects in the context of a fiscally constrained environment.

Real *inventory holdings* increased by R12.7 billion (at 2010 prices) in the third quarter of 2018, after having declined by R9.1 billion in the second quarter. The accumulation of inventories largely reflected increased production and imports of manufactured products. The build-up of inventories in the manufacturing sector was partly offset by destocking in the mining sector on account of a firm increase in mining exports. Industrial and commercial inventories as a percentage of non-agricultural nominal GDP increased somewhat from 11.1% in the second quarter of 2018 to 11.2% in the third quarter.

Box 2 Trends in the production and expenditure drivers of South Africa's gross domestic product since 2010

An assessment of the drivers of real gross domestic product (GDP) growth during the period 2010 to the third quarter of 2018 shows that the finance subsector was the most important contributor to real economic growth, in contrast to the agricultural and mining sectors. From the perspective of the expenditure side, household consumption was the most significant contributor to real GDP growth over the period, in contrast to net exports, that subtracted the most from growth. The inverse relationship between household consumption expenditure and real net exports indicates that some increased expenditure was partly satisfied from consumer goods imported, rather than domestic production.

Average growth and contributions to growth in real gross domestic product 2010 to 2018*


Average contribution to growth in percentage points
Average growth in per cent
4
3
2
1
0
-0.5
Per cent and percentage points

* Average of first three quarters

Source: Stats SA

Relative weight in gross domestic product


Total GDP
Primary sector
Agriculture, forestry and fishing
Mining and quarrying
Secondary sector
Manufacturing
Electricity, gas and water
Construction
Tertiary sector
Trade, catering and accommodation
Transport, storage and communication
Finance, insurance, real estate and business services
General government services
Personal services
Taxes less subsidies on products
2010
2017
0
10
20
30
40
50
60
70
Per cent

The tertiary sector, in particular finance, has largely been responsible for keeping the economy afloat. The tertiary sector's relative weight increased to 63.2% of total real GDP in 2017, and it made the largest average contribution of 1.4 percentage points to growth in real GDP between 2010 and the first three quarters of 2018. Not surprisingly, agriculture and mining have been a drag on economic growth. Their combined share in the economy declined moderately from 10.8% in 2010 to 9.9% in 2017. A similar pattern was visible in the secondary sector, particularly in manufacturing, where growth was slightly better than in the primary sector, although its relative share in the economy also declined from 13.1% to 12.3% over the period.

More recently in 2018, even the tertiary sector's contribution to real economic growth began to decline, particularly as the commerce and transport sectors hardly contributed to growth. This is quite significant as this sector had historically registered relatively more robust growth compared to the other sectors.

On the expenditure side, when extending the period to 2018, it is evident that growth in real imports and real final consumption expenditure by households was the strongest, with real final consumption expenditure by households (with a relative weight that increased to 61% of total real GDP in 2017) contributing most to growth in real GDP between 2010 and the first three quarters of 2018. By contrast, when looking at 2018 data, real household consumption expenditure contributed only 1.0% to growth. This is a significant change from a component that has historically been the most robust component and often lifted overall real GDP growth.

Quarterly Bulletin December 2018 South African Reserve Bank 21

22 Quarterly Bulletin December 2018 Real gross domestic product and expenditure Quarter-to-quarter percentage change at seasonally adjusted annualised rates Relative weight in GDP Average Growth Contribution Contributions to growth in real GDP Per cent Percentage points 2010 2017 2010–20181 2010 2011 2012 2013 2014 2015 2016 2017 20181 Production Real gross domestic product Primary sector 10.8 9.9 0.9 0.1 0.4 0.0 -0.2 0.4 0.0 0.1 -0.6 0.7 -0.1 Secondary sector 19.0 17.9 1.3 0.2 0.8 0.4 0.4 0.3 0.1 0.0 0.1 0.0 0.1 Tertiary sector 61.0 63.2 2.2 1.4 1.4 2.5 1.9 1.6 1.6 1.1 1.1 0.5 0.7 Growth in total real GDP 1.9 3.0 3.3 2.2 2.5 1.8 1.3 0.6 1.3 0.82 Expenditure Real gross domestic expenditure Final consumption expenditure by households 59.0 61.0 2.5 1.5 2.3 3.0 2.2 1.2 0.5 1.1 0.4 1.4 1.0 Final consumption expenditure by general government 20.2 20.3 2.0 0.4 0.6 0.6 0.7 0.6 0.3 -0.1 0.4 0.1 0.3 Gross fixed capital formation 19.3 19.7 1.3 0.2 -0.8 1.1 0.5 1.4 0.1 0.7 -0.9 0.1 0.0 Change in inventories 0.2 -0.1 10.73 0.1 1.0 0.5 0.1 -0.1 -0.5 0.4 -0.9 0.2 0.2 Net exports4 1.2 -0.9 N/A5 -0.4 -0.6 -2.3 -1.0 -0.4 1.2 -0.8 1.5 -0.5 -0.7 1 Average of first three quarters of 2018 2 First three quarters of 2018 compared to corresponding period of 2017 3 R billions. At constant 2010 prices 4 Real exports less real imports 5 Not applicable Sources: Stats SA and SARB Per cent and percentage points Percentage points Final consumption expenditure by households Final consumption expenditure by general government Gross fixed capital formation Imports** Exports 2010–2018* 0.0 0.2 0.4 0.6 0.8 1.0 Average growth in per cent Average contribution to growth in percentage points 0 1 2 3 4 5 Contributions to growth in real gross domestic product Real gross domestic product Relative weight in gross domestic expenditure Contributions to growth in real gross domestic product Percentage points 2010 2012 2014 2016 2018* -1.5 -1.0 -0.5 0.0 0.5 1.0 Agriculture, forestry and fishing Mining and quarrying Primary sector Exports Net exports Change in inventories Gross fixed capital formation Final consumption expenditure by general government Final consumption expenditure by households 2010 2017 Manufacturing Electricity, gas and water Construction Secondary sector

Quarterly Bulletin December 2018 23 Gross saving South Africa’s national saving rate (gross saving as a percentage of GDP) increased slightly from 14.4% in the second quarter of 2018 to 14.6% in the third quarter. The increased saving rate of corporate business enterprises contrasted the more subdued general government and household sectors. The share of total gross capital formation to be financed through foreign capital (i.e. the foreign financing ratio) increased from 19.1% in the second quarter of 2018 to 19.3% in the third quarter. The national saving rate averaged 14.4% in the first three quarters of 2018 – notably lower than the 16.3% in the corresponding period in 2017. Gross saving by the corporate sector as a percentage of GDP increased from 11.5% in the second quarter of 2018 to 12.8% in the third quarter. Operating surpluses of business enterprises increased, with corporate tax payments markedly lower and dividend payments broadly unchanged. Per cent and percentage points Per cent Percentage points capital formation Imports** Exports 2010 2012 2014 2016 2018* -10 0 10 20 30 40 50 60 70 80 -0.2 0.0 0.2 0.4 0.6 0.8 1.0 growth in percentage points Sources: Stats SA and SARB * Average of first three quarters ** A positive contribution by imports subtracts from growth and a negative contribution adds to growth 0 1 2 3 4 5 Relative weight in gross domestic expenditure Contributions to growth in real gross domestic product 2010 2012 2014 2016 2018* -1.5 -1.0 -0.5 Agriculture, forestry and fishing Mining and quarrying Primary sector Contributions to growth in real gross domestic product Percentage points 2010 2012 2014 2016 2018* Imports** Exports Net exports Change in inventories Gross fixed capital formation Final consumption expenditure by general government Final consumption expenditure by households -0.5 0.0 0.5 1.0 1.5 2.0 2.5 3.0 Commerce Transport Finance General government Other Tertiary sector Contributions of expenditure components to growth in real gross domestic product Percentage points 2010 2012 2014 2016 2018* -3 -2 -1 0 1 2 3 4 Households General government Gross fixed capital formation Net exports 2010 2017 Manufacturing Electricity, gas and water Construction Secondary sector Per cent and percentage points Per cent Percentage points Final consumption expenditure by general government Gross fixed capital formation Imports** Exports 2010 2012 2014 2016 2018* -10 0 10 20 30 40 50 60 70 80 -0.2 0.0 0.2 0.4 0.6 0.8 1.0 Average growth in per cent Average contribution to growth in percentage points Sources: Stats SA and SARB * Average of first three quarters ** A positive contribution by imports subtracts from growth and a negative contribution adds to growth 0 1 2 3 4 5 Relative weight in gross domestic expenditure Contributions to growth in real gross domestic product 2010 2012 2014 2016 2018* -1.5 -1.0 -0.5 0.0 0.5 Agriculture, forestry and fishing Mining and quarrying Primary sector Contributions to growth in real gross domestic product Percentage points 2010 2012 2014 2016 2018* Imports** Exports Net exports Change in inventories Gross fixed capital formation Final consumption expenditure by general government Final consumption expenditure by households -0.5 0.0 0.5 1.0 1.5 2.0 2.5 3.0 Commerce Transport Finance General government Other Tertiary sector Contributions of expenditure components to growth in real gross domestic product Percentage points 2010 2012 2014 2016 2018* -3 -2 1 0 1 2 3 4 Households General government Gross fixed capital formation Net exports 2010 2017 Manufacturing Electricity, gas and water Construction Secondary sector

24 Quarterly Bulletin December 2018 Gross saving as a percentage of gross domestic product Ratio in per cent at seasonally adjusted annualised rates Sector 2017 2018 Q1 Q2 Q3 Q4 Year Q1 Q2 Q3 Corporate........................................ 15.5 13.6 14.5 14.6 14.6 12.6 11.5 12.8 General government...................... -0.3 0.7 -0.2 -0.2 0.0 -0.2 1.2 0.2 Household..................................... 1.6 1.6 1.6 1.6 1.6 1.6 1.6 1.5 Total.............................................. 16.8 16.0 16.0 16.0 16.2 14.1 14.4 14.6 Source: SARB The saving rate of general government deteriorated from 1.2% in the second quarter of 2018 to 0.2% in the third quarter, as government revenue from both corporate and personal income tax came under pressure. The lower income outweighed the slower pace of increase in nominal consumption expenditure by general government. Household saving as a percentage of GDP declined marginally from 1.6% in the second quarter of 2018 to 1.5% in the third quarter. A contraction in personal income taxes paid supported nominal disposable income – the main driver of household saving – but were fully offset by a simultaneous increase in household’s nominal consumption expenditure. Employment3 According to the Quarterly Employment Statistics (QES) survey released by Statistics South Africa (Stats SA), enterprise-surveyed formal non-agricultural employment decreased by an annualised 1.9% from the first to the second quarter of 2018. This resulted in a loss of about 47 100 jobs, lowering the level of such employment to an estimated 9.8 million. Formal nonagricultural employment increased marginally in the first half of 2018, despite the contraction in real GDP over this period. The decrease in the second quarter of 2018 largely reflected the termination of around 66 700 temporary employment contracts by the Electoral Commission of South Africa (IEC). When excluding this election-related employment, formal non-agricultural employment increased by 0.7% in the second quarter of 2018 and by 0.3% in the first quarter. Formal non-agricultural employment Number (millions) 2013 2014 2015 2016 2017 2018 2.0 2.1 2.2 2.3 2.4 2.5 Public sector Public sector (adjusted for election-related outliers) Private sector (right-hand scale) Sources: Stats SA and SARB 7.40 7.45 7.50 7.55 7.60 Seasonally adjusted 3 Unless stated to the contrary, the QES data reported in this section are seasonally adjusted.

The decline in formal non-agricultural employment in the second quarter of 2018 resulted primarily from an annualised 11.3% decrease in *public sector employment* as the IEC terminated temporary employment. When excluding these temporary jobs, public sector employment decreased at an annualised rate of only 0.4%. Job losses at provincial level, national departments and other public sector enterprises were partly offset by increased employment by local governments and the public transport, storage and communication sector. Within a constrained fiscal environment, the *2018 MTBPS* confirmed government's commitment to contain expenditure, which implies sustained limitations on public sector employment, apart from filling certain critical vacancies.

Public sector employment


Percentage change over four quarters
10
8
6
4
2
0
-2
-4
-6
General government*
Other
Seasonally adjusted
2013
2014
2015
2016
2017
2018

* Provinces, national departments and local government

Sources: Stats SA and SARB

The *private sector* added 20 100 jobs in the second quarter of 2018, despite the further contraction in real GDP. Employment gains in the trade, catering and accommodation services; finance, insurance, real estate and business services; construction; and private community, social and personal services sectors more than offset job losses in the mining; private transport, storage and communication services; and manufacturing sectors.

Mining sector employment decreased further in the second quarter of 2018, albeit at a slightly slower pace. Gold mining employment continued to decline for a seventh successive quarter along with a recent acceleration in the pace of decrease. The number of people employed in the non-gold mining sector decreased only marginally in the second quarter. The protracted low platinum and gold prices as well as fairly low output weigh on employment prospects in the mining sector. It remains to be seen if the recently gazetted Mining Charter could facilitate policy and regulatory stability.

Manufacturing sector employment contracted for a fifth successive quarter in the second quarter of 2018, in step with weak output and business confidence. The *Absa Manufacturing Survey* by Stellenbosch University's Bureau for Economic Research (BER) showed that manufacturing business confidence fell further to 21 index points in the third quarter of 2018, following a 10-point drop to 27 in the second quarter. A sharp deterioration in domestic demand indicators in the second quarter of 2018 was followed by a further decline in sales and order volumes in the third quarter, and consequently production volumes and employment indicators remained in contractionary territory. Insufficient demand and the general political climate also weighed heavily on manufacturers' willingness to invest over the next 12 months, with respondents scaling back current and planned investment outlays.

Quarterly Bulletin December 2018 South African Reserve Bank 25

26 Quarterly Bulletin December 2018 Employment and output in the goods-producing sectors* Percentage change over four quarters 2013 2014 2015 2016 2017 2018 -4 -2 0 2 4 6 * Mining, manufacturing and construction Sources: Stats SA and SARB Real gross value added Employment Employment in the construction sector increased marginally in the second quarter of 2018, following two successive quarterly declines. When measured over four quarters, construction sector employment contracted for seven successive quarters up to the second quarter of 2018, with a cumulative 24 400 jobs lost since the first quarter of 2017. Weighed down by weak growth in construction activity and declining order books – 91% of respondents reported a lack of new construction work as a business constraint – the First National Bank (FNB)/BER Civil Confidence Index increased by only two index points to 17 in the third quarter of 2018, remaining below 20 for a third successive quarter. Tender competition moderated due to attrition as financially distressed construction companies ended up in business rescue or liquidation. Building confidence, as measured by the FNB/BER Building Confidence Index, remained unchanged at 29 index points in the third quarter of 2018 – its lowest level since the third quarter of 2012. This reflected continued low residential building activity and a marked slowdown in non-residential building activity. Employment and output in the services sectors* Percentage change over four quarters 2013 2014 2015 2016 2017 2018 -1 0 1 2 3 4 * Trade, transport, finance and community services Sources: Stats SA and SARB Real gross value added Employment

Quarterly Bulletin December 2018 27 Employment in the finance, insurance, real estate and business services sector increased for a third successive quarter in the second quarter of 2018. Similarly, the trade, catering and accommodation services sector created a cumulative 31 900 jobs in the four quarters up to the second quarter of 2018. Despite the increase in employment, the BER’s Retail Survey showed that business confidence among retailers remained unchanged at 33 index points in the third quarter of 2018, following a decline from 42 in the first quarter. This portrays a constrained consumer environment which lowers prospects for further employment growth in the trade sector in the short run. Employment in the services sectors grew consistently in recent years, except for a brief period in 2014. This provided support to private sector employment at a time when the goods-producing sectors experienced notable job losses due to company closures and retrenchments. The services sectors tend to absorb unskilled workers in low-paying jobs – often with unspecified and limited-duration employment contracts in the retail trade sector and in business services not elsewhere classified, often through labour brokers. The total number of people employed in South Africa, as measured by the Quarterly Labour Force Survey (QLFS) of Stats SA, increased by 92 000 from the second to the third quarter of 2018, and by 188 000 (or 1.2%) over four quarters, increasing the level of total employment to approximately 16.38 million. The informal sector created a notable 327 000 jobs in the year to the third quarter of 2018, while the formal non-agricultural sector shed 125 000 jobs. Annual employment gains occurred in the construction (137 000), community and social services (59 000), finance (38 000), agriculture (32 000), trade (20 000), transport (8 000) and electricity (3 000) sectors. However, job losses were observed in private households (46 000), mining (40 000) and manufacturing (30 000). Annual job creation took place only in the unspecified contract category, with approximately 84 000 job gains. Discouragingly, there were 163 000 permanent jobs lost and a further 29 000 part-time contracts terminated in the year to the third quarter of 2018. Unemployment rate Per cent 2013 2014 2015 2016 2017 2018 23 24 25 26 27 28 Official Seasonally adjusted Sources: Stats SA and SARB The number of unemployed South Africans increased by 127 000 from the second quarter of 2018 to approximately 6.21 million in the third quarter, while decreasing marginally by 1 000 from a year earlier. The number of discouraged work seekers increased markedly by 297 000 (or 12.2%) to around 2.73 million in the year to the third quarter of 2018, but decreased by 88 000 from the second to the third quarter. The increase in the number of new entrants to the labour force – 179 000 (or 7.8%) – in the third quarter of 2018 resulted in part from more discouraged work seekers engaging in renewed job searching activity, lifting the official unemployment rate. Within this context, the official unemployment rate increased from 27.2%

28 Quarterly Bulletin December 2018 in the second quarter of 2018 to 27.5% in the third quarter, marginally lower than the 27.7% recorded a year earlier. Similarly, the seasonally adjusted unemployment rate increased from 27.0% in the second quarter of 2018 to 27.3% in the third quarter. The youth unemployment rate (for people aged 15 to 24 years) decreased from 53.7% in the second quarter of 2018 to 52.8% in the third quarter, marginally up from 52.2% a year earlier. Constructive engagements between business, organised labour, the community and government at the 2018 Jobs Summit – prioritising the need to protect and create jobs – are encouraging to address South Africa’s high unemployment rate. Labour cost and productivity Nominal remuneration per worker in the formal non-agricultural sector moderated from a yearon- year pace of increase of 4.9% in the first quarter of 2018 to 4.0% in the second quarter, as remuneration growth in both the public and private sectors slowed. In addition, the pace of decline in real wages per worker accelerated from 0.3% in the first quarter of 2018 to 1.6% in the second quarter. Formal non-agricultural remuneration, wage settlements and core inflation Percentage change over four quarters 2013 2014 2015 2016 2017 2018 -3 0 3 6 9 12 Nominal remuneration per worker Core consumer price index Real remuneration per worker Per cent 2013 2014 2015 2016 2017 2018 6 7 8 9 Sources: Andrew Levy Employment Publications, Stats SA and SARB Average nominal wage settlement rate

Nominal remuneration growth per public sector worker slowed further from 3.0% in the first quarter of 2018 to 2.6% in the second quarter, largely due to a delay in the implementation of the annual public sector wage increase. Nominal wage growth per worker moderated at national and provincial departments, as well as in the public transport, storage and communication sector, but quickened at local government level and other public sector enterprises.

Growth in *private sector nominal remuneration per worker* decelerated from 5.4% in the first quarter of 2018 to 4.6% in the second quarter. Year-on-year growth in remuneration per worker slowed in the following subsectors: non-gold mining (from 7.5% to 5.2%); finance, insurance, real estate and business services (from 5.8% to 3.6%); trade, catering and accommodation services (from 5.8% to 3.6%); and construction (from 4.7% to 1.6%). By contrast, wage growth per worker quickened in the following subsectors: private community, social and personal services (from 3.1% to 7.0%); manufacturing (from 4.1% to 5.3%); private transport, storage and communication services (from 4.9% to 5.3%); and gold mining (from 1.1% to 5.2%).

According to Andrew Levy Employment Publications, the *average wage settlement rate* in collective bargaining agreements decreased to 7.2% in the first nine months of 2018 – the lowest since the first quarter of 2012 – from 7.6% for 2017 as a whole. The number of working days lost due to strike action increased from 370 000 in the first nine months of 2017 to 970 000 in the corresponding period of 2018.

Labour productivity growth in the formal non-agricultural sector moderated from a year-on-year rate of 0.5% in the first quarter of 2018 to 0.4% in the second quarter, as year-on-year output growth slowed at a faster pace than that in employment. When adjusted for election-related outliers, labour productivity growth moderated significantly from 1.2% to 0.4% over the same period.

Labour productivity and unit labour cost

Percentage change over four quarters


15
12
9
6
3
0
-3
Unit labour cost*
Henderson moving average
Economy-wide unit labour cost
Henderson moving average
Labour productivity* (adjusted for election-related outliers)
2013
2014
2015
2016
2017
2018

* Formal non-agricultural sector

Sources: Stats SA and SARB

Growth in *nominal unit labour cost* in the formal non-agricultural sector decelerated further from 4.4% in the first quarter of 2018 to 3.6% in the second quarter – nearing the lower bound of the inflation target range – as year-on-year growth in total remuneration slowed at a faster pace than that in output. Year-on-year growth in *economy-wide unit labour cost* also decelerated further to 4.8% in the third quarter of 2018, as year-on-year output growth slowed at a faster pace than growth in the compensation of employees.

Quarterly Bulletin December 2018 South African Reserve Bank 29

4 Unless stated to the contrary, all rates mentioned in this section reflect year-on-year changes.

Prices[4]

Domestic inflationary pressures increased in recent months, as the short-term pace of increase in both producer and consumer prices accelerated in the wake of the surge in international crude oil prices. To a lesser extent, the depreciation in the exchange value of the rand from February 2018 contributed to this acceleration. The seasonally adjusted annualised three-month-to-three-month percentage change in the headline producer price index (PPI) – for final manufactured producer prices – accelerated from -1.5% in April 2018 to 10.6% in August before moderating slightly, while that in the headline consumer price index (CPI) quickened from 3.2% in May 2018 to 5.9% in August, September and October.

Producer and consumer price inflation

	2018					
	May	Jun	Jul	Aug	Sep	Oct
Seasonally adjusted annualised three-month-to-three-month percentage change						
Headline PPI	3.9	9.9	9.9	10.6	6.4	7.3
Headline CPI	3.2	4.5	5.4	5.9	5.9	5.9
Percentage change over 12 months						
Headline PPI	4.6	5.9	6.1	6.3	6.2	6.9
Headline CPI	4.4	4.6	5.1	4.9	4.9	5.1
Goods	3.5	4.2	5.3	5.0	4.8	5.1
Non-durable goods	4.6	5.5	6.9	6.6	6.2	6.6
Semi-durable goods	1.1	1.3	1.4	1.4	1.4	1.4
Durable goods	0.9	1.2	1.4	1.3	1.4	2.1
Services	5.3	4.9	5.0	5.0	5.2	5.1

Sources: Stats SA and SARB

Producer price inflation for final manufactured goods accelerated from a year-on-year rate of 3.7% in March 2018 to 6.9% in October, largely due to a quickening in price inflation of coal and petroleum products as well as metals, machinery and computing equipment. The broad-based acceleration in producer price inflation for intermediate manufactured goods – for a sixth consecutive month to a rate of 7.7% in September 2018 – was characterised by a notable quickening in chemicals as well as iron and steel price inflation.

Producer price inflation of mining products accelerated from a low of -4.3% in February 2018 to 9.6% in July as the depreciation in the exchange value of the rand exacerbated the increase in coal, gas and non-ferrous metal ore price inflation, before slowing to 5.6% in October.

Producer price inflation for agriculture, forestry and fishing slowed from 2.6% in May 2018 to -1.4% in October as agricultural producer price inflation moderated from 1.9% to -2.6%, reflecting slowdowns in a number of product categories. Producer price inflation for electricity and water accelerated to 7.8% in July 2018, following the annual increase in electricity prices in that month, before moderating slightly to 7.4% in October. Water price inflation remained elevated at 10.9% for the fourth consecutive month in October 2018.

Fuel prices have been the major driver of domestic inflationary pressures. This was reflected by much more subdued headline producer price inflation without petrol and diesel prices, which has fluctuated in a fairly narrow range between 3.8% and 4.8% from March 2017 to August 2018, before accelerating somewhat to 5.4% in October.

30 South African Reserve Bank Quarterly Bulletin December 2018

Quarterly Bulletin December 2018 31 Final manufactured producer price inflation Percentage change over 12 months 1 2 3 4 5 6 7 8 9 Final manufactured producer price index Final manufactured producer price index, excluding petrol and diesel 2013 2014 2015 2016 2017 2018 Sources: Stats SA and SARB Likewise, the headline CPI, excluding petrol and diesel prices, remained fairly subdued and accelerated only marginally from 3.9% in March 2018 to 4.2% in October. This also illustrates the muted inflationary impact of the one percentage point increase in the value-added tax (VAT) rate, effective from April 2018, as some retailers opted not to pass the full VAT increase through to consumers in an environment of weak consumer demand and low profit margins. Consumer price inflation Percentage change over 12 months Sources: Stats SA and SARB 2013 2014 2015 2016 2017 2018 0 1 2 3 4 5 6 7 8 9 Overall consumer price index Consumer price index, excluding petrol and diesel Consumer goods price inflation decelerated from 5.3% in July 2018 to 4.8% in September as non-durable goods price inflation moderated from 6.9% to 6.2%, with fuel price inflation easing and food price inflation increasing marginally. Subsequently, consumer goods price inflation quickened to 5.1% in October 2018 as fuel and new vehicle price inflation accelerated. Durable and semi-durable goods price inflation accelerated slightly in the first half of 2018 to 2.1% and 1.4% respectively in October, as weak domestic demand muted exchange rate pass-through. When the more volatile food and non-alcoholic beverages; fuel; and electricity prices are excluded, underlying consumer goods price inflation remained below the lower 3% limit of the inflation target range for 15 consecutive months and amounted to only 2.3% in October 2018.

32 Quarterly Bulletin December 2018 Underlying consumer price inflation Percentage change over 12 months Sources: Stats SA and SARB 2013 2014 2015 2016 2017 2018 0 1 2 3 4 5 6 7 8 9 Services Goods Consumer services price inflation quickened from 4.9% in June 2018 to 5.1% in October due to an increase in public road and air transport services prices – in response to the surge in domestic fuel prices – and higher domestic worker wages. When the more rigid administered services prices are excluded, underlying consumer services price inflation receded to 4.5% in July 2018, before accelerating slightly to 4.6% in October. The fairly subdued rates of inflation in both the underlying consumer goods and services price measures confirm the lack of pricing power in the domestic economy, in an environment of weak economic growth. The US dollar-denominated international food price index of the Food and Agriculture Organization (FAO) of the United Nations decreased for a sixth consecutive month in November 2018. A decline in the international prices of all the major food groups in the index contributed to the 8.5% year-on-year decline in international food prices in November 2018. International US dollar-denominated cereal prices fluctuated marginally lower since June 2018, with the yearon- year rate of increase moderating from 16.6% in May 2018 to 7.1% in November. The randdenominated FAO food price index decreased by 8.4% in the year to November 2018, and the year-on-year rate of increase in cereals prices slowed from 21.5% in September 2018 to 7.2% in November. Domestic food price inflation has remained subdued in recent months. Agricultural producer food price inflation slowed from 1.9% in May 2018 to -2.6% in October, as the prices of live animal, milk and eggs as well as fruit and vegetables were all lower than a year earlier. However, higher domestic maize prices caused an acceleration in price inflation of cereals and other crops to 11.7% in October. Final manufactured producer food price inflation accelerated from a most recent trough of -1.4% in April 2018 to a still subdued 1.9% in October, with year-on-year price increases recorded in 7 of the 10 main categories in that month.

Quarterly Bulletin December 2018 33 Percentage change over 12 months Food price inflation -3 0 3 6 9 12 15 2013 2014 2015 2016 2017 2018 Source: Stats SA Consumer food price inflation Final manufactured food price inflation Consumer food price inflation moderated in the first eight months of 2018, and then accelerated from 2.9% in August to 3.4% in September, before receding again to 2.9% in October. Meat price inflation slowed further in October 2018, while bread and cereals prices remained in deflation for 15 consecutive months. The seasonally adjusted and annualised three-month-tothree- month percentage change in the consumer food price index slowed sharply to -0.6% in June 2018, reflecting the loss of momentum in food price inflation in the first half of the year, before accelerating to 3.2% in October, which is indicative of a gradual build-up in domestic food price inflation. Consumer food price inflation Three-month-to-three month percentage change, seasonally adjusted Sources: Stats SA and SARB 2013 2014 2015 2016 2017 2018 -3 0 3 6 9 12 15 18 21 24 Underlying inflationary pressures remained muted thus far in 2018. When excluding food, nonalcoholic beverages and fuel from the headline CPI, the resultant measure of underlying inflation accelerated to the midpoint of the inflation target range of 4.5% in July 2018, as the VAT rate and electricity prices increased, before moderating to 4.4% in October. When electricity prices are also excluded, the moderation in year-on-year core inflation from 4.5% in April 2018 to 4.2% in October confirmed the absence of significant underlying inflationary pressures in the domestic economy. This is also substantiated by the seasonally adjusted and annualised three-month-to-three-month percentage change in the core CPI, which remained at the midpoint of the inflation target range in August and September 2018.

Headline and underlying measures of consumer price inflation



Percentage change over 12 months
Headline consumer price index
Headline consumer price index excluding food* and fuel
Headline consumer price index excluding food*, fuel and electricity
9
8
7
6
5
4
3
2

Headline consumer price index, excluding food*, fuel and electricity



Three-month-to-three-month percentage change, seasonally adjusted
8
7
6
5
4
3
2
2013
2014
2015
2016
2017
2018

* Food includes non-alcoholic beverages

Sources: Stats SA and SARB

Movements in fuel prices (with a weight of 28.3% in the administered price basket) significantly influence overall *administered price inflation*. Fuel price inflation accelerated markedly from 2.9% in March 2018 to 25.3% in July as international crude oil prices increased and the exchange value of the rand depreciated from February 2018. Administered price inflation accordingly accelerated from a recent trough of 3.7% to 12.4% over the same period. The subsequent moderation in fuel price inflation (mainly due to base effects) caused a slight deceleration in administered price inflation to 12.1% in October 2018. When excluding fuel prices, administered price inflation quickened from 4.9% in June 2018 to 7.6% in July and remained at this level up to October. When further excluding electricity prices, administered price inflation accelerated to around 7.5% in the four months up to October 2018, largely due to higher municipal assessment rates.

Average *annual headline inflation expectations* increased slightly from the second to the third quarter 2018 surveys. The average inflation expectations for 2018 increased by 0.1 percentage points while that for 2019 and 2020 increased by 0.2 and 0.1 percentage points respectively. For 2018, expectations of business representatives were higher, while that of financial analysts were lower and that of trade union representatives remained unchanged. By contrast, the increase in average inflation expectations for 2019 was broad based. For 2020, trade unions' expectations were marginally lower, while that of analysts and business remained unchanged.

34 South African Reserve Bank Quarterly Bulletin December 2018

Quarterly Bulletin December 2018 35 Headline consumer price inflation expectations Per cent, as surveyed in the third quarter of 2018 Average inflation expected for: Financial analysts Business representatives Trade union representatives All surveyed participants 2018.......................................................... 4.8 5.7 5.4 5.3 2019.......................................................... 5.3 5.8 5.7 5.6 2020.......................................................... 5.3 5.8 5.6 5.6 The next five years..................................... 5.3 5.7 5.5 5.5 Source: BER Average annual five-year inflation expectations increased marginally again, from 5.4% in the second quarter of 2018 to 5.5% in the third quarter, its highest level this year, but still below levels recorded prior to 2018. Both analysts and trade unions’ five-year inflation expectations increased, while that of business remained unchanged. Average annual household inflation expectations rebounded somewhat to 5.6% in the second quarter, after receding notably from 6.2% in the fourth quarter of 2017 to 5.2% in the first quarter of 2018. No household inflation expectations survey was conducted during the third quarter of 2018. Annual headline consumer price inflation Per cent 2003 2005 2007 2009 2011 2013 2015 2017 2019 0 1 2 3 4 5 6 7 8 9 10 11 12 * As surveyed in the third quarter of 2018 Sources: Stats SA and BER Actual Expected*

External economic accounts

5 Unless stated to the contrary, the current account transaction flows referred to in this section are all seasonally adjusted and annualised.

Current account[5]

South Africa's trade surplus narrowed from R38 billion in the second quarter of 2018 to R14 billion in the third quarter, as the value of merchandise imports increased more than that of merchandise and net gold exports. The higher values of merchandise exports and imports reflected increases in both prices and volumes.

Current account of the balance of payments

R billions, seasonally adjusted and annualised

	2017			2018		
	Q3	Q4	Year	Q1	Q2	Q3
Merchandise exports	1 102	1 168	1 108	1 051	1 120	1 239
Net gold exports	68	79	66	77	70	73
Merchandise imports	-1 077	-1 158	-1 102	-1 143	-1 152	-1 298
Trade balance	**93**	**89**	**73**	**-15**	**38**	**14**
Net service, income and current transfer payments	-191	-211	-183	-204	-206	-191
Balance on current account	**-98**	**-122**	**-110**	**-219**	**-167**	**-177**
As a percentage of gross domestic product						
Trade balance	2.0	1.9	1.6	-0.3	0.8	0.3
Services balance	-0.1	-0.1	-0.1	0.0	-0.1	-0.2
Income balance	-3.1	-3.4	-3.0	-3.3	-3.4	-2.9
Current transfer balance	-0.9	-0.8	-0.8	-1.0	-0.7	-0.6
Balance on current account	**-2.1**	**-2.6**	**-2.4**	**-4.6**	**-3.4**	**-3.5**

Components may not add up to totals due to rounding off.

Sources: Stats SA and SARB

The shortfall on the services, income and current transfer account narrowed in the third quarter of 2018, but by less than the deterioration in the trade balance, causing the deficit on the current account of the balance of payments to widen from R167 billion in the second quarter of 2018 to R177 billion in the third quarter. As a ratio of gross domestic product (GDP), the current account deficit deteriorated marginally from 3.4% to 3.5% over the same period.

The rate of increase in the value of merchandise exports accelerated from 6.6% in the second quarter of 2018 to 10.6% in the third quarter, supported by all three major export categories; mining, manufacturing and agriculture. The value of agricultural exports rose significantly as the exports of fruit and vegetable products increased for a second consecutive quarter, largely reflecting higher exports of citrus and maize.

The increase in the export value of mining products in the third quarter of 2018 was driven by pearls, precious and semi-precious stones, mineral products as well as base metals and articles of base metals. Diamond exports benefited from increased demand due to a new polishing factory that opened a year ago in Dubai. Increased international demand for coal boosted the export value of mineral products, while a decrease in the demand for platinum group metals (PGMs) reflected base effects, following a surge in the second quarter of 2018 due to the rundown of inventories.

36 South African Reserve Bank Quarterly Bulletin December 2018

Quarterly Bulletin December 2018 37 -300 -250 -200 -150 -100 -50 0 R billions Per cent Current account of the balance of payments Seasonally adjusted and annualised Sources: Stats SA and SARB 2013 2014 2015 2016 2017 2018 -250 -200 -150 -100 -50 0 50 100 150 Trade balance Balance on services, income and current transfer account -8 -6 -4 -2 0 Balance on current account Current account to GDP (right-hand scale) 2013 2014 2015 2016 2017 2018 Merchandise exports R billions 50 60 70 80 90 100 110 Seasonally adjusted and annualised Sources: Stats SA and SARB 150 250 350 450 550 650 Mining Manufacturing Agriculture (right-hand scale) A sharp increase in the export value of manufactured products in the third quarter of 2018 was supported by vehicles and transport equipment, machinery and electrical equipment as well as paper and paper products. Higher exports of passenger vehicles reflected increased production of a new model, with the majority of passenger vehicles destined for Germany, the United Kingdom and Australia.

38 Quarterly Bulletin December 2018 Box 3 South Africa’s exposure to global trade disruptions The global trade order evolved from the General Agreement on Tariffs and Trade (GATT) between 1948 and 1994, and was replaced by the World Trade Organisation (WTO), established in 1995. The African Growth and Opportunity Act1 (AGOA) of 2000, as renewed to 2025, affords a wide range of South African products duty free access to the United States (US). In March 2018, however, the US signalled the introduction of tariffs and in June, imposed ad valorem tariffs of 10% on aluminium and 25% on steel from South Africa, the European Union, Canada and Mexico. In October, the US granted South Africa exemption from the imposed tariffs on selected steel and aluminium products. As a small open economy, this highlights South Africa’s exposure to global developments, in particular the effect of trade protectionism on merchandise exports.2 In an open economy, exports increase when a decrease in its real exchange rate boosts international competitiveness and when foreign income increases, while tariffs lower exports as it raises the price of the counterpart’s imports. The US tariffs directly affect their imports of the effected South African products and indirectly impact South Africa’s merchandise trade through the introduction of tariffs on South Africa’s other trading partners. The analysis shows that the geographical diversification of South Africa’s exports may mitigate the negative effect of global trade disruptions from tariffs, but that the country is exposed at a product level to counterparties imposing tariffs. The value of South Africa’s merchandise exports* by destination Indices: 2010 = 100 China Total USA * Excluding net gold exports ** Data for first three quarters of the year, annualised Sources: SARS, Stats SA and SARB 2010 2011 2012 2013 2014 2015 2016 2017 2018** 80 100 120 140 160 180 200 South Africa’s merchandise exports increased by 81.9% from R609 billion in 2010 to R1 108 billion in 2017. On average, mining and manufacturing products contributed 49.9% and 41.3% respectively to total merchandise exports from 2010 to the third quarter of 2018. Exports to both the US and China increased over the period, with volatility in the case of China reflecting uneven demand for commodities, as mining products dominated at 88.6%, on average, of total exports to China. The geographical distribution of South Africa’s exports shows some risk mitigation from diversification. At a country level, China imported 10.6% of South Africa’s exports on average from 2010 to the third quarter of 2018, followed by the US at 7.9%, while South Africa’s combined exposure to the US and China also declined from a high of 21.2% in 2013 to 16.7% during the first three quarters of 2018. At a regional level, 28.9% of South Africa’s exports were destined for Africa, 24.6% for Europe and 22.3% for Asia, excluding China, with these shares remaining fairly stable over the same period. 1 AGOA opens US markets to qualifying exports from African countries, but as part of the US’s national legislation, it is unilateral and non-reciprocal. 2 The merchandise export statistics exclude net gold and are derived from trade in goods data sourced from the South African Revenue Service (SARS), as adjusted by the South African Reserve Bank (SARB) for balance of payments purposes. This analysis is based on granular statistics underlying the merchandise export free on board statistics in the current account of the balance of payments, on pages S–82, S–83 and S–84 of this Quarterly Bulletin.

Geographical distribution of the value of South Africa's merchandise exports*


Per cent
100
80
60
40
20
0
2010
2011
2012
2013
2014
2015
2016
2017
2018**
USA
China
Asia, excluding China
Africa
Europe
Other

* Excluding net gold exports
** Data for first three quarters of the year, annualised

Sources: SARS, Stats SA and SARB

South Africa's exports of mining products were mainly destined for Asian countries, followed by Europe and Africa. On average, 18.5% of total mining exports were destined for China from 2010 to the third quarter of 2018, with the allocation initially growing from 16.5% in 2010 to a high of 22.8% in 2013, before decreasing to 16.1% in the first nine months of 2018. Over the same period, mining exports to the US remained at around 8%. In 2017, base metals and articles of base metals accounted for 12.7% of total exports and 25.9% of mining exports, of which 41.4% were destined for Asia, including China, and 12.8% for the US. Within base metals and articles of base metals, steel and aluminium exports contributed 18.1% and 14.8% respectively in 2017, of which 10.8% of steel and 23.9% of aluminium were destined for the US.

South Africa's merchandise exports in 2017

	R millions	Percentage of total					
	Total	USA	China	Asia*	Africa	Europe	Other
Manufacturing	455 196	7.7	2.6	12.4	42.9	29.7	4.6
Vehicles and transport equipment	141 181	11.7	0.1	10.9	19.8	51.1	6.3
Vehicles	75 145	19.4	0.0	16.5	6.8	49.8	7.5
Mining	542 149	9.0	17.6	37.0	15.2	20.3	1.0
Base metals and articles of base metals	140 687	12.8	11.7	29.7	22.0	19.5	4.3
Iron and steel	80 412	12.7	14.5	31.4	17.2	20.7	3.5
Steel	25 421	10.8	1.0	23.8	42.5	17.2	4.7
Aluminium	20 828	23.9	0.9	38.6	5.4	26.0	5.1
Agriculture	86 765	3.0	2.9	25.2	30.5	35.5	2.9

* Excluding China

Sources: SARS, Stats SA and SARB

By contrast, the largest share of South Africa's manufactured exports was destined to countries on the African continent and, to a lesser extent, Europe. The share of manufactured goods exported to the US declined from 10.6% in 2010 to 7.7% in 2017, and further to 5.9% in the first nine months of 2018. South African produced vehicles and transport equipment exported to the US as a percentage of South Africa's total vehicles and transport equipment exports declined notably from 24.2% in 2010 to 11.7% in 2017, and further to 5.4% in the first nine months of 2018. In 2017, vehicles accounted for 6.8% of total exports and 16.5% of manufactured exports, of which almost half was destined for Europe and 19.4% for the US.

Quarterly Bulletin December 2018
South African Reserve Bank
39

40 Quarterly Bulletin December 2018 Mixed trends in international commodity prices in the third quarter of 2018 reflected the stronger US dollar and concerns over international trade disputes. The US dollar price of a basket of domestically produced non-gold export commodities declined marginally by 1.0% in the third quarter of 2018, as the decline in the international prices of copper, nickel and platinum more than offset increases in commodities such as iron ore and coal. The platinum price fell to its lowest level since 2003 amid muted global demand. By contrast, the rand price of the basket of non-gold export commodities rose over the period, following the depreciation in the external value of the rand. As a result, the rand price of merchandise exports rose further by 4.6% in the third quarter of 2018, following an increase of 2.0% in the second quarter. The volume of merchandise exports which increased by 4.5% in the second quarter of 2018 increased by a further 5.7% in the third quarter. Coal SA export commodity basket (excluding gold) Copper Nickel Platinum Iron ore 20 40 60 80 100 120 2013 2014 2015 2016 2017 2018 International prices of selected South African export commodities US dollar indices: 2010 = 100 Sources: World Bank and SARB The US dollar price of gold on the London market declined by 7.2% from US$1 306 per fine ounce in the second quarter of 2018 to US$1 213 in the third quarter – recording its lowest level in 2018 in mid-August. International trade disputes and the strengthening of the US dollar weighed on the price of gold. The average realised rand price of net gold exports declined by 4.7% in the third quarter. However, this was fully offset by an increase in the physical quantity of net gold exports, resulting in the value of net gold exports increasing in the third quarter of 2018. The value of merchandise imports advanced notably by 12.7% in the third quarter of 2018, following a moderate increase of 0.8% in the second quarter. After remaining broadly unchanged in the second quarter of 2018, the value of manufactured imports rebounded sharply, in particular of vehicles and transport equipment, chemical products as well as machinery and electrical equipment. The latter reflected higher imports of mechanical appliances and telephone sets, in anticipation of demand for a newly launched smartphone model. The increase in the value of imported motor vehicles as well as parts and accessories thereof lifted the value of imported vehicles and transport equipment. The value of mining imports also increased in the third quarter of 2018 as mineral products surged, particularly crude oil and refined petroleum products, driven by distillate fuel. The depreciation in the exchange value of the rand together with higher international crude oil prices exerted upward pressure on the overall import value of mining products. Increased domestic demand for live animals and animal products resulted in an increase in the value of imported agricultural products in the third quarter of 2018.

Quarterly Bulletin December 2018 41 Merchandise imports R billions 0 200 400 600 800 1000 1200 1400 100 140 180 220 260 300 2013 2014 2015 2016 2017 2018 Seasonally adjusted and annualised Sources: Stats SA and SARB Total Machinery and electrical equipment Vehicles and transport equipment Mineral products Following two consecutive quarters of virtually no change, the rand price of merchandise imports increased by 5.5% in the third quarter of 2018, as the external value of the rand depreciated. In addition, the volume of merchandise imports increased further by 6.8% in the third quarter of 2018, in particular mining and manufacturing. Consequently, the import penetration ratio (real merchandise imports as a ratio of real GDE) rose from 26.4% in the second quarter of 2018 to 28.0% in the third quarter. 95 100 105 110 115 2013 2014 2015 2016 2017 2018 Terms of trade* Index: 2010 = 100 * Including gold Sources: Stats SA and SARB

South Africa's terms of trade deteriorated in the third quarter of 2018 as the rand prices of imports increased more than that of exports.

The shortfall on the services, income and current transfer account narrowed from R206 billion in the second quarter of 2018 to R191 billion in the third quarter, as the deficit on net income and current transfer payments narrowed and that on net services widened. Relative to GDP, the deficit improved from 4.2% to 3.8% – closer to the 10-year average of 3.9%.

The increase in net services payments in the third quarter of 2018 reflected an increase in gross payments for freight and transport-related services, in line with the surge in the importation of goods. After receding in the first two quarters of 2018, the increase in gross travel receipts in the third quarter was assisted by the depreciation in the external value of the rand. Gross travel receipts is a significant component of the services account, as it accounted for 55% of total gross services receipts, on average, in the previous three calendar years, and for 2.6% of GDP.

Gross travel receipts


R billions
Per cent
Travel receipts
Travel receipts as a percentage of nominal GDP (right-hand scale)
Seasonally adjusted and annualised
125
120
115
110
105
100
95
90
85
80
2.9
2.8
2.7
2.6
2.5
2.4
2.3
2.2
2013
2014
2015
2016
2017
2018

Sources: Stats SA and SARB

The improvement in the income deficit in the third quarter of 2018 could largely be attributed to a decline in net dividend payments, as gross dividend payments to non-residents increased less than gross dividend receipts. This was moderated by the increase in gross interest payments which resumed its upward trend after contracting in the second quarter.

Net current transfer payments decreased further in the third quarter of 2018, mainly due to an increase in gross current transfer receipts.

Financial account

South Africa's financial account of the balance of payments (excluding unrecorded transactions) recorded a notably lower net capital inflow of R30.1 billion in the third quarter of 2018, compared to a net inflow of R45.3 billion in the second quarter. On a net basis, direct and portfolio investment as well as financial derivatives recorded inflows, while other investment recorded an outflow. As a ratio of GDP, net financial account inflows receded from 3.7% in the second quarter of 2018 to 2.4% in the third quarter.

42 South African Reserve Bank Quarterly Bulletin December 2018

Net financial transactions

R billions

	2017			2018		
	Q3	Q4	Year	Q1	Q2	Q3
Change in liabilities						
Direct investment	16.2	-13.5	17.7	10.5	31.6	27.9
Portfolio investment	83.9	94.3	278.8	89.4	16.6	17.9
Financial derivatives	-37.8	-39.1	-227.4	-59.5	-45.5	-63.6
Other investment	49.8	-5.6	60.6	2.4	13.1	-8.5
Change in assets						
Direct investment	-58.4	3.2	-98.1	-20.5	-3.3	-12.8
Portfolio investment	-16.8	-14.5	-58.5	-15.6	-8.9	-2.9
Financial derivatives	33.3	40.9	223.2	53.0	50.4	69.9
Other investment	-33.3	-0.5	-69.6	-21.1	14.7	-1.6
Reserve assets	-23.7	-14.9	-25.5	14.6	-23.5	3.8
Total identified financial transactions*	**13.1**	**50.3**	**101.1**	**53.2**	**45.3**	**30.1**
As a percentage of gross domestic product	*1.1*	*4.2*	*2.2*	*4.5*	*3.7*	*2.4*

* Excluding unrecorded transactions
Inflow (+) outflow (-)

Source: SARB

Foreign-owned assets in South Africa

South Africa's direct investment liability inflows decreased from R31.6 billion in the second quarter of 2018 to R27.9 billion in the third quarter, as foreign companies increased their equity stake in domestic companies and granted loans to domestic subsidiaries, albeit at a slower pace than in the second quarter.

Inward portfolio investment into South Africa increased slightly from R16.6 billion in the second quarter of 2018 to R17.9 billion in the third quarter. Non-residents' net purchases of domestic equities of R12.8 billion in the second quarter reverted to net sales of R7.4 billion in the third quarter, while their net purchases of debt securities increased from R3.8 billion to R25.3 billion over the same period. The larger debt security inflow could be attributed to the issuance of foreign currency-denominated bonds by a public corporation.

Other investment liabilities reverted from an inflow of R13.1 billion in the second quarter of 2018 to an outflow of R8.5 billion in the third quarter. The outflow resulted from the withdrawal of deposits by non-residents from domestic banks, which was partly countered by non-residents extending long-term loans to the domestic private non-banking sector.

Quarterly Bulletin December 2018 South African Reserve Bank 43

44 Quarterly Bulletin December 2018 Financial account of the balance of payments R billions Net direct investment Net portfolio investment Net other investment -50 -40 -30 -20 -10 0 10 20 30 -20 0 20 40 60 80 100 -60 -40 -20 0 20 40 60 80 100 2013 2014 2015 2016 2017 2018 -20 0 20 40 60 80 100 Total (including reserve assets and financial derivatives, excluding unrecorded transactions) Source: SARB

South African-owned assets abroad

South African companies increased their acquisition of offshore direct investment assets by R12.8 billion in the third quarter of 2018, following an increase of R3.3 billion in the preceding quarter. The larger outflow occurred as domestic private non-banking sector companies increased equity holdings in foreign subsidiaries.

South African residents acquired less foreign portfolio assets of R2.9 billion in the third quarter of 2018, following R8.9 billion in the second quarter as the domestic private non-banking sector reduced their acquisition of foreign debt securities and increased the acquisition of foreign equity securities.

Other investment assets reverted from an inflow of R14.7 billion in the second quarter of 2018 to an outflow of R1.6 billion in the third quarter, as the domestic banking sector increased its foreign currency-denominated deposits abroad.

Foreign debt

South Africa's total external debt decreased notably from US$183.2 billion at the end of March 2018 to US$170.8 billion at the end of June due to non-residents' net sales of domestic rand-denominated government bonds as well as valuation effects. The increase in South Africa's total external debt, in rand terms – from R2 165 billion at the end of March 2018 to R2 347 billion at the end of June – reflected the valuation effect of the depreciation in the exchange value of the rand on foreign currency-denominated debt.

Foreign debt of South Africa

US$ billions at end of period

	2017				2018	
	Q1	Q2	Q3	Q4	Q1	Q2
Foreign currency-denominated debt	**74.3**	**73.0**	**76.5**	**75.9**	**75.9**	**81.6**
Debt securities	24.1	24.3	26.7	26.7	26.7	29.3
Other	50.2	48.7	49.9	49.2	49.2	52.3
Public sector	9.1	9.2	9.6	9.9	10.4	10.1
Monetary sector	19.2	16.6	17.9	17.1	15.4	16.3
Non-monetary private sector	21.9	22.9	22.3	22.2	23.4	25.9
Rand-denominated debt	**77.8**	**85.5**	**86.8**	**97.4**	**107.3**	**89.2**
Debt securities	45.0	50.3	50.3	57.6	65.2	52.4
Other	32.8	35.2	36.5	39.7	42.1	36.8
Total foreign debt	**152.1**	**158.5**	**163.3**	**173.3**	**183.2**	**170.8**
As a percentage of gross domestic product	*48.4*	*48.1*	*47.8*	*49.6*	*50.4*	*45.7*
As a percentage of total export earnings	*148.4*	*151.3*	*151.6*	*157.3*	*161.8*	*148.3*

Source: SARB

Foreign currency-denominated external debt increased from US$75.9 billion at the end of March 2018 to US$81.6 billion at the end of June. International bond issuances by national government and the domestic banking sector, together with long-term loans extended to the private sector contributed largely to the increase.

Quarterly Bulletin December 2018 South African Reserve Bank 45

46 Quarterly Bulletin December 2018 0 20 40 60 80 100 120 140 160 180 US$ billions Per cent Source: SARB 2013 2014 2015 2016 2017 2018 External debt 0 20 40 60 80 100 120 Foreign currency-denominated Rand-denominated Total (right-hand scale) 0 10 20 30 40 50 60 External debt to export earnings External debt to GDP (right-hand scale) 120 140 160 180 200 Rand-denominated external debt, in US dollar terms, decreased substantially from US$107.3 billion at the end of March 2018 to US$89.2 billion at the end of June. Net sales of domestic government bonds by non-residents, the depreciation in the exchange value of the rand, and the decline in the market value of domestic debt securities due to an increase in the yields were the main reasons for the decline in rand-denominated debt. South Africa’s total external debt as a ratio of annual GDP decreased from 50.4% at the end of March 2018 to 45.7% at the end of June, while the ratio of external debt to export earnings decreased from 161.8% to 148.3% over the same period. International investment position South Africa’s positive net international investment position (IIP) increased significantly from a revised R247 billion at the end of March 2018 to R792 billion at the end of June, as the value of foreign assets increased by much more than the value of foreign liabilities. The depreciation of 10% in the weighted average exchange rate of the rand in the second quarter of 2018 significantly affected both foreign assets and liabilities. The market value of South Africa’s foreign assets (outward investment) increased from R6 691 billion at the end of March 2018 to R7 369 billion at the end of June, an increase of 10.1% compared to a decrease of 3.5% in the first quarter. The market value of all functional categories increased in the second quarter of 2018. Direct investment assets increased mainly as a result of holding gains on a large foreign investment of a South African company. Foreign portfolio assets increased as the exchange value of the rand depreciated, and as the US Standard & Poor’s (S&P) 500 Index increased by 2.9%. The depreciation of the domestic currency also contributed to the increase in the value of other investment and reserve assets.

Quarterly Bulletin December 2018 47 2014 2015 2016 2017 2018 South Africa’s international investment position R billions 4 000 4 400 4 800 5 200 5 600 6 000 6 400 6 800 7 200 7 600 -400 -200 0 200 400 600 800 1 000 1 200 Source: SARB Foreign liabilities Foreign assets Net international investment position (right-hand scale) The market value of South Africa’s foreign liabilities (inward investment) increased from R6 444 billion at the end of March 2018 to R6 576 billion at the end of June (i.e. by 2.1%), following a decline of 2.0% in the first quarter. The increase in foreign liabilities in the second quarter of 2018 reflected an increase in all functional categories, except for direct investment. The decline in direct investment can mainly be attributed to a change of residence, as a financial services company moved its headquarters back to South Africa. The increase in portfolio investment liabilities can be attributed to an increase of 3.9%, on balance, in the FTSE/JSE All-Share Index in the second quarter. Net sales of domestic debt securities by foreign investors were offset by international bond issues of national government and the domestic banking sector. The increase in other investment liabilities mainly resulted from an increase in non-resident foreign currencydenominated deposits at domestic banks as well as valuation effects from the depreciation in the exchange value of the rand. As a ratio of South Africa’s annual GDP, foreign liabilities increased marginally from 136.5% at the end of March 2018 to 136.9% at the end of June, while foreign assets increased significantly from 141.7% to 153.5% over the same period. This resulted in South Africa’s positive net IIP increasing markedly from 5.3% of GDP at the end of March 2018 to 16.5% at the end of June. International reserves and liquidity South Africa’s international reserve assets decreased by R3.8 billion in the third quarter of 2018, following an increase of R23.5 billion in the second quarter. The US dollar value of South Africa’s gross gold and other foreign reserves (i.e. the international reserves of the SARB, before accounting for reserves-related liabilities) decreased slightly from US$50.6 billion at the of June 2018 to US$50.4 at the end of September, mainly reflecting a decline in the US dollar gold price. Total gross gold and other foreign reserves increased to US$50.7 billion at the end of November 2018. South Africa’s international liquidity position6 decreased from US$42.4 billion at the end of June 2018 to US$42.2 billion at the end of September, before increasing to US$42.6 billion at the end of November. 6 This is calculated as the SARB’s gross gold and foreign reserves minus foreign currency-denominated liabilities against both domestic and foreign counterparties plus/minus the forward position in foreign currency.

International reserves


US$ billions
Months
Gross reserves
International liquidity position
Import cover ratio (right-hand scale)
60
55
50
45
40
35
6.0
5.5
5.0
4.5
4.0
3.5
2013
2014
2015
2016
2017
2018

Source: SARB

The level of import cover (i.e. the value of gross international reserves relative to the value of merchandise imports as well as services and income payments) decreased from 5.3 months at the end of June 2018 to 4.8 months at the end of September.

Exchange rates[7]

7 Unless stated to the contrary, all percentage changes in this section are based on the end of period.

The nominal effective exchange rate (NEER) of the rand decreased further by a marginal 1.4% in the third quarter of 2018, following a significant 10.0% decrease in the second quarter. The third quarter decrease in the NEER resulted mainly from a substantial 9.7% decline in August 2018, which offset increases of 4.7% and 4.2% in July and September 2018 respectively.

Exchange rates of the rand

Percentage change

	29 Dec 2017 to 29 Mar 2018	29 Mar 2018 to 29 Jun 2018	29 Jun 2018 to 28 Sep 2018	28 Sep 2018 to 3 Dec 2018
Weighted average*	**1.8**	**-10.0**	**-1.4**	**4.9**
Euro	1.2	-9.1	-2.8	6.5
US dollar	4.1	-14.0	-2.9	4.2
Chinese yuan	0.6	-9.6	0.9	4.3
British pound	-0.1	-8.1	-2.2	6.3
Japanese yen	-1.5	-10.7	-0.5	4.2

* Trade-weighted exchange rate against a basket of 20 currencies (nominal effective exchange rate)
Depreciation – appreciation +

Source: SARB

Domestic concerns such as the weak economic growth outlook as well as the deteriorating fiscal position weighed on sentiment in the third quarter of 2018. In addition, tighter global financial conditions and recent downward revisions to economic growth in some of the major economies increased risk aversion towards emerging market economies. In July 2018, the external value of the rand was supported by improved sentiment following China's commitment to invest in the South African economy. In August, the NEER decreased markedly amid a broad emerging market sell-off that was triggered by political and financial instability in Turkey and Argentina. Subsequently, the external values of emerging market currencies such as the Mexican peso,

48 South African Reserve Bank Quarterly Bulletin December 2018

Russian rouble, Brazilian real and the South African rand appreciated in September 2018 as monetary policy tightening in Turkey curbed spill-overs to other emerging market assets. Furthermore, lower-than-expected domestic inflation outcomes and South Africa's favourable interest-rate differential helped the rand maintain its appeal, while most emerging markets also experienced renewed bond inflows in September.

Selected exchange rates: foreign currency per US dollar



Argentine peso
Turkish lira
South African rand
Brazilian real
Russian rouble
Indian rupee
Mexican peso
Indonesian rupiah
Hungarian forint
Chinese yuan
August 2018
September 2018
October 2018
November 2018
Depreciation-
Appreciation+
-35 -30 -25 -20 -15 -10 -5 0 5 10 15

Percentage change
Source: SARB

In October 2018, global economic growth concerns triggered an equity sell-off which affected most markets, with emerging markets experiencing the largest sell-off since the so-called 'taper tantrum' in May 2013. Economic growth in emerging markets has slowed noticeably since the beginning of the year and commodity prices trended broadly sideways. Consequently, many global currencies, including the rand, came under renewed pressure early in October as investors reallocated funds towards safe-haven assets amid the risk-off sentiment. Domestically, fiscal concerns also weighed on the rand, following upward revisions to South Africa's projected budget deficit and debt trajectory in the *2018 Medium Term Budget Policy Statement (MTBPS)*. Following a volatile year thus far, financial markets stabilised somewhat in November, supported by lower oil prices and a slightly more dovish tone by the US Fed. Most emerging market currencies appreciated in November, and the rand traded below R14.00 against the US dollar towards the end of the month, compared to its weakest level of R15.55 for 2018 in early September.

The real effective exchange rate (REER) of the rand decreased by 5.0% from September 2017 to September 2018, reflecting an increase in the competitiveness of domestic producers in foreign markets over the period.

Quarterly Bulletin December 2018 South African Reserve Bank 49

50 Quarterly Bulletin December 2018 2013 2014 2015 2016 2017 2018 Effective exchange rates of the rand Indices: 2010 = 100 50 60 70 80 90 100 Stronger rand = higher Real effective exchange rate Nominal effective exchange rate Source: SARB Turnover in the South African foreign exchange market The net average daily turnover8 in the South African market for foreign exchange decreased by 5.3% from US$16.2 billion in the second quarter of 2018 to US$15.3 billion in the third quarter, largely due to a decrease in the value of transactions against third currencies, from US$6.2 billion to US$5.6 billion over the period. Turnover in rand also decreased, from a net daily average of US$10.0 billion in the second quarter of 2018 to US$9.7 billion in the third quarter. 0 5 10 15 20 25 30 Net average daily turnover in the South African foreign exchange market US$ billions 2013 2014 2015 2016 2017 2018 Transactions against the rand Transactions in third currencies Total Source: SARB 8 Calculated as the daily average of all new foreign exchange transactions concluded during a specified period, adjusted for local interbank double counting.

Monetary developments, interest rates and financial markets

Money supply

Growth in the broadly defined money supply (M3) accelerated in the third quarter of 2018. An increase in the deposit holdings of the corporate sector amid uncertain financial market conditions supported the recovery, while growth in household sector deposits slowed marginally in the wake of the increase in the value-added tax (VAT) rate and rising fuel prices. The rand value of foreign currency-denominated deposits increased substantially following the depreciation in the exchange value of the rand. On balance, year-on-year growth in M3 remained broadly aligned with that in nominal GDP.

Money supply and gross domestic product



Year-on-year percentage change
14
12
10
8
6
4
2
0
M3
Nominal GDP
2013
2014
2015
2016
2017
2018

Sources: Stats SA and SARB

The quarter-to-quarter seasonally adjusted and annualised growth in M3 rebounded from a low 0.1% in the second quarter of 2018 to 9.9% in the third quarter, approaching the two-and-a-half-year high of 10.0% in the first quarter. Despite the acceleration, the income velocity of circulation of M3 increased from 1.45 in the second quarter of 2018 to 1.46 in the third quarter, as the quarterly acceleration in nominal GDP marginally exceeded the expansion in M3.

Growth over 12 months in M3 accelerated from 5.7% in May 2018 to 7.0% in September, before moderating to 6.0% in October. Faster growth in the deposit holdings of the corporate sector, from 3.8% in May 2018 to 5.0% in October, reflected non-financial companies' continued upward momentum to 10.1% in August 2018 and that of financial companies from a low 0.2% in May 2018 to 4.7% in September, as fund managers and other financial institutions in both the public and private sectors increasingly placed funds on deposit. The deposit holdings of financial companies reflected the impact of the exchange rate on the rand value of foreign currency-denominated deposits, although comprising only a small portion of their overall deposit holdings. Year-on-year growth in the deposit holdings of financial companies fell back to 3.7% in October 2018, while that of non-financial companies also moderated to 6.7%. The deposit holdings of the household sector trended marginally lower to on average 9.0% in the first 10 months of 2018 compared to 12.7% and 11.7% in 2015 and 2016 respectively.

Quarterly Bulletin December 2018 South African Reserve Bank 51

52 Quarterly Bulletin December 2018 Deposit holdings of households and companies Percentage change over 12 months -4 0 4 8 12 16 Households Non-financial companies Source: SARB 2013 2014 2015 2016 2017 2018 Financial companies Growth in long-term deposits remained fairly buoyant in recent months, although fluctuating in a wide range of between 8.9% in June 2018, 3.7% in July and 11.7% in October. Following a notable slowdown from late 2017, growth in cash, cheque and other demand deposits rebounded somewhat from a low of 2.6% in June 2018 to 6.4% in September, but again receded to 4.1% in October. Growth in short- and medium-term deposits moderated gradually from a high of 12.5% in January 2018 to 5.6% in October as preferences shifted to long-term deposits. Deposits by maturity Percentage change over 12 months -15 -10 -5 0 5 10 15 20 2013 2014 2015 2016 2017 2018 Long term Source: SARB Short and medium term Cash, cheque and other demand Total M3 deposit holdings increased by R158.6 billion in the third quarter of 2018 compared to an increase of R111.2 billion in the same quarter a year ago. The deposit holdings of companies increased by R127.8 billion as that of financial companies increased by a record high R91.5 billion, reflective of a preference for relatively low-risk bank deposits and exchange-rate related valuation gains on foreign currency-denominated deposits. The deposit holdings of nonfinancial companies increased by R36.3 billion in the third quarter of 2018, fairly similar to the increase of R37.4 billion a year earlier. The increase in the deposit holdings of the household sector accelerated from R10.7 billion in the first quarter of 2018 to R30.8 billion in the third quarter compared to an increase of R31.4 billion in the third quarter of 2017.

The deliberate and gradual increase in banks' deposit rates resulted in relatively high household deposit balances in recent years. The weighted average deposit interest rates on offer increased since early 2016, when banks intensified efforts to attract and maintain household deposits as a source of stable funding. The weighted average deposit rate applicable to households increased from 4.80% in January 2016 to 5.78% in October 2018. This increase of 98 basis points contrasts a decline of 25 basis points in the policy interest rate over the same period, narrowing the margin between these two rates.

Weighted average deposit rate of banks and the repurchase rate



Per cent
Basis points
8
6
4
2
0
800
600
400
200
0
Repurchase rate
Deposit rate
Margin
(right-hand scale)
2013
2014
2015
2016
2017
2018

Source: SARB

Credit extension[9]

The implementation of International Financial Reporting Standard (IFRS) 9 in January 2018 affected the comparability of growth rates in credit extension over time. Growth over 12 months in credit extension to both the household and corporate sectors increased moderately as total loans and advances extended by monetary institutions to the domestic private sector accelerated from 3.8% in January 2018 to 5.2% in September. However, on average, growth of 4.6% thus far in 2018 was still well below the 7.4% and 5.5% in the same periods in 2016 and 2017, as persistent low business confidence and high unemployment weighed on credit demand.

The value of total loans and advances increased by R133.3 billion in the first three quarters of 2018, of which the corporate sector contributed 57% and the household sector contributed 43%. In 2017, the contributions of both sectors to the change in value were slightly different at 64% and 36% respectively. In October 2018, total loans and advances grew by 4.6% year on year, with credit extended to households and companies growing by 5.2% and 3.9% respectively.

The gradual upward trend in credit extension is also confirmed by the acceleration in the quarter-to-quarter seasonally adjusted and annualised growth in total loans and advances to the domestic private sector, from 5.0% in the second quarter of 2018 to a three-year high of 7.8% in the third quarter. However, with growth in nominal GDP exceeding that in credit extension, the ratio of credit to GDP decreased from 71.1% in the second quarter of 2018 to 70.6% in the third quarter.

9 Growth in credit extension was impacted by the implementation of International Financial Reporting Standard 9 from January 2018. Banks' calculation of the provision for credit losses (impairments) changed fundamentally, which affected outstanding credit balances. For a more comprehensive analysis, see 'Box 3: Impairments and credit statistics' on page 52 of the June 2018 edition of the *Quarterly Bulletin*.

http://www.resbank.co.za/Lists/News%20and%20Publications/Attachments/8615/03Impairments%20and%20credit%20statistics.pdf

Quarterly Bulletin December 2018 South African Reserve Bank 53

Bank loans and gross domestic product



Year-on-year percentage change
20
16
12
8
4
0
Loans to companies
Loans to households
Nominal GDP
*

Total loans and advances to the private sector



Percentage change
15
10
5
0
Over 12 months
Quarterly at seasonally adjusted annualised rates
*
2013
2014
2015
2016
2017
2018

* Growth rates impacted by the implementation of IFRS 9 from January 2018

Sources: Stats SA and SARB

The value of *credit extended to the corporate sector* increased notably from a moderate R8.2 billion in the second quarter of 2018 to R30.5 billion in the third quarter – which is similar to the R28.2 billion in the third quarter of 2017. Demand for general loans, a preferred source of corporate funding, together with instalment sale credit and overdraft facilities supported growth in credit extended to companies in the third quarter of 2018. Year-on-year growth in general loans to companies rebounded from less than zero in May 2018 to 5.4% in August, before decelerating to 1.1% in October. Instalment sale credit to companies quickened from 3.1% in March 2018 to 4.8% in October, while growth in overdrafts (which account for 10% of loans to companies) accelerated sharply to 15.0% in August, before moderating to 14.6% in October. By contrast, growth in mortgage advances slowed again from 8.3% in April 2018 to 5.7% in October, as confidence in the building and construction industry remained low.

The value of *mortgage advances* on commercial property increased by R14.8 billion in the first nine months of 2018, less than the increase of R19.2 billion in the same period of 2017. Year-on-year growth in mortgage advances on commercial property decelerated from 9.1% in April 2018 to 5.0% in October, while that on residential property at 3.9% in October 2018 has remained below 4% for 27 months. Residential building activity remained relatively subdued given weak real economic growth, continued financial strain experienced by the household sector, and low building confidence. Growth in total mortgage advances trended sideways, fluctuating around an average of 4.6% in the first 10 months of 2018, similar to the average of 4.5% for 2017 as a whole.

54 South African Reserve Bank Quarterly Bulletin December 2018

54 Quarterly Bulletin December 2018 0 4 8 12 16 20 Year-on-year percentage change Percentage change Bank loans and gross domestic product 2013 2014 2015 2016 2017 2018 * Growth rates impacted by the implementation of IFRS 9 from January 2018 Sources: Stats SA and SARB Loans to companies Loans to households Nominal GDP Total loans and advances to the private sector Over 12 months Quarterly at seasonally adjusted annualised rates * * 0 5 10 15 The value of credit extended to the corporate sector increased notably from a moderate R8.2 billion in the second quarter of 2018 to R30.5 billion in the third quarter – which is similar to the R28.2 billion in the third quarter of 2017. Demand for general loans, a preferred source of corporate funding, together with instalment sale credit and overdraft facilities supported growth in credit extended to companies in the third quarter of 2018. Year-on-year growth in general loans to companies rebounded from less than zero in May 2018 to 5.4% in August, before decelerating to 1.1% in October. Instalment sale credit to companies quickened from 3.1% in March 2018 to 4.8% in October, while growth in overdrafts (which account for 10% of loans to companies) accelerated sharply to 15.0% in August, before moderating to 14.6% in October. By contrast, growth in mortgage advances slowed again from 8.3% in April 2018 to 5.7% in October, as confidence in the building and construction industry remained low. The value of mortgage advances on commercial property increased by R14.8 billion in the first nine months of 2018, less than the increase of R19.2 billion in the same period of 2017. Year-on-year growth in mortgage advances on commercial property decelerated from 9.1% in April 2018 to 5.0% in October, while that on residential property at 3.9% in October 2018 has remained below 4% for 27 months. Residential building activity remained relatively subdued given weak real economic growth, continued financial strain experienced by the household sector, and low building confidence. Growth in total mortgage advances trended sideways, fluctuating around an average of 4.6% in the first 10 months of 2018, similar to the average of 4.5% for 2017 as a whole.

R16.6 billion in the first nine months of 2018 surpassed the increase of R11.8 billion in the same period of 2017. Year-on-year growth in instalment sale credit and leasing finance accelerated gradually from 4.7% in January 2018 to 6.2% in October, and reflected the steady improvement in demand for vehicle financing, especially from the household sector.

The various domestic economic sectors' credit demand remained fairly weak for most of 2018, consistent with current sluggish economic conditions. This was particularly evident in credit extension to the manufacturing, business services and transport, storage and communication sectors. Credit demand by the finance and insurance sector also decelerated markedly in the third quarter of 2018, alongside financial market volatility. By contrast, credit demand by the real estate sector remained relatively buoyant, while that by the construction and agricultural sectors increased steadily. The mining sector's demand for credit increased notably in the third quarter of 2018, while credit extension to the wholesale and retail trade sector also remained quite strong and accelerated further.

Growth in bank credit by economic sector

Percentage change over four quarters

Economic sector	2017		2018			Percentage of total credit extension*
	Q3	Q4	Q1	Q2	Q3	
Households	5.6	3.7	4.0	4.4	4.6	34.5
Finance and insurance	13.0	3.7	2.8	0.9	-7.9	18.1
Real estate	9.3	9.9	13.1	11.1	10.1	10.7
Wholesale and retail trade	1.2	8.2	14.8	14.0	16.6	5.3
Manufacturing	4.0	-0.6	-6.7	0.1	1.0	4.3
Business services	11.8	4.4	-7.7	-1.4	-1.0	3.4
Transport, storage and communication	0.5	-4.9	-5.0	-2.5	-1.3	3.1
Electricity, gas and water	16.4	11.5	24.7	16.8	4.2	2.3
Agriculture, forestry and fishing	6.3	7.8	7.2	9.3	6.0	2.2
Mining and quarrying	-16.4	-20.6	-6.2	2.2	16.1	1.7
Construction	11.1	8.0	0.2	5.6	5.9	0.9
Community, social, personal services and other	2.5	4.0	0.6	12.1	17.0	13.5
Total	**6.6**	**3.9**	**3.9**	**5.5**	**4.3**	**100.0**

* Expressed as a percentage of the total outstanding balance for September 2018

Source: SARB

Interest rates and yields

The Monetary Policy Committee (MPC) of the South African Reserve Bank (SARB) increased the repurchase rate by 25 basis points to 6.75% in November 2018. Although the near-term inflation outlook improved somewhat, the MPC remained concerned about medium- to long-term risk to domestic inflation.

Most short-term money market rates adjusted higher in conjunction with the increase in the policy rate. The three-month Johannesburg Interbank Average Rate (Jibar) initially remained range bound, increasing marginally from 6.96% on 2 July 2018 to 7.02% on 22 November, before increasing further to 7.15% at the end of November. The more volatile benchmark 12-month Jibar increased from 8.13% on 2 July 2018 to 8.45% on 5 September, before decreasing to 8.38% on 30 November as the exchange value of the rand appreciated. The tender rate on 91-day Treasury bills increased by 20 basis points from 7.07% on 2 July 2018 to 7.27% on 26 October and thereafter remained fairly stable as the appointment of a new finance minister and the relative tight fiscal position in the *2018 Medium Term Budget Policy Statement (MTPBS)* affected market conditions. However, following the change in the repurchase rate, the tender rate on 91-day Treasury bills increased to 7.45% towards the end of November.

56 South African Reserve Bank Quarterly Bulletin December 2018

Quarterly Bulletin December 2018 57 5.5 6.0 6.5 7.0 7.5 8.0 8.5 9.0 Money market rates Per cent 2015 Jan Apr Jul Oct Jan Apr Jul Oct Jan Apr Jul Oct Jan Apr Jul Oct Source: SARB 2016 2017 2018 Repurchase rate 12-month Jibar 6-month Jibar 91-day Treasury 3-month Jibar bills In recent months, the market for interbank lending occasionally reflected relatively tight liquidity conditions. The South African benchmark overnight rate (Sabor) remained well within the standing facility limits, while the more volatile overnight foreign exchange (FX) rate even exceeded the upper ceiling on 30 August 2018. The relatively stable Sabor remained closely aligned to the repurchase rate throughout the second and third quarters of 2018, averaging 6.48% in October and increasing to 6.71% from late November. Following an initial decline from 7.35% on 2 April 2018 to 6.37% on 30 June, the overnight FX rate became more volatile in the third quarter, increasing to 7.70% on 22 August and remaining elevated up to the end of September due to increased demand for liquidity in the wake of turbulent financial markets. Subsequently, the rate decreased notably to 5.70% on 2 November, although it increased to 6.55% by month-end. The SARB released a consultation paper on interest rate benchmarks in South Africa for public comment on 30 August 2018. A Market Practitioners Group will review and assess the proposed changes, and design a framework for key interest rate benchmarks. 3 4 5 6 7 8 9 10 11 Benchmark overnight rates Per cent Sabor Standing facility lower band Standing facility upper band Overnight FX rate Source: SARB 2016 2017 2018

Rates on forward rate agreements (FRAs) responded to movements in the exchange rate. The 3x6-month FRA increased from 6.73% on 20 April 2018 to 7.34% on 17 September, the 6x9-month FRA increased from 6.68% to 7.53%, and the 9x12-month FRA increased from 6.66% on 20 April to 7.79% on 17 September as the exchange value of the rand weakened. Thereafter, the 9x12-month FRA declined to 7.40% at the end of November alongside an appreciation in the exchange value of the rand, followed by declines of both the 3x6 and 6x9-month FRAs more recently.

Forward rate agreements



Per cent
8.5
8.0
7.5
7.0
6.5
6.0
3x6 months
6x9 months
9x12 months
18x21 months
Jan Mar May Jul Sep Nov Jan Mar May Jul Sep Nov Jan Mar May Jul Sep Nov
2016
2017
2018

Source: SARB

Yields on South African rand-denominated government bonds issued and traded in the domestic market trended higher since March 2018. This reflected higher United States (US) interest rates and bond yields, trade tensions between the US and its trading partners, higher international oil prices, the depreciation in the exchange value of the rand, as well as wider projected budget deficits and a higher debt trajectory in the *2018 MTBPS*. All of these factors contributed to concerns about further sovereign credit rating downgrades and led to non-resident net sales of domestic bonds. This culminated in an increase of 155 basis points in the daily closing yield on the conventional 10-year South African government bond from a low of 8.08% on 27 March 2018 to 9.63% on 31 October, before retracing somewhat to the end of November. In international bond markets, the US 10-year government bond yield increased by 31 basis points from 27 March 2018 to 3.16% on 31 October, before declining slightly to 30 November.

The upward trajectory in the *break-even inflation rate*[10] reflected a deteriorated inflation outlook. Expected inflation, as portrayed by break-even inflation at the 10-year maturity range, fluctuated higher from a low of 5.36% on 12 March 2018 to 6.15% on 25 October – above the upper limit of the inflation target range. The increase in break-even inflation reflected a larger increase in nominal than in real yields. Subsequently, the break-even inflation rate declined to 5.54% on 30 November.

10 The break-even inflation rate is calculated as the difference between the nominal yield of a conventional government bond and the real yield on an inflation-linked government bond of similar maturity.

58
South African Reserve Bank Quarterly Bulletin December 2018

Quarterly Bulletin December 2018 59 Government bond yield and the exchange rate Per cent Sources: IRESS, JSE and SARB Rand per US dollar 6.0 6.5 7.0 7.5 8.0 8.5 9.0 9.5 10.0 10.5 2013 2014 2015 2016 2017 2018 6 7 8 9 10 11 12 13 14 15 16 17 Exchange rate of the rand (right-hand scale) South African 10-year government bond yield The yield spread of emerging market US dollar-denominated bonds relative to US government bonds, as measured by the JPMorgan Emerging Markets Bond Index Plus (EMBI+)11, increased significantly from 312 basis points in January 2018 to 429 basis points in November. The heightened risk aversion towards emerging markets reflected trade tensions between the US and its trading partners. Over the same period, South Africa’s sovereign risk premium12 on US dollar-denominated government bonds in the six-year maturity range increased from 173 basis points to 258 basis points. Government bond yields Per cent 0 1 2 3 4 5 6 7 8 9 10 2013 2014 2015 2016 2017 2018 South African government rand-denominated bonds South African government US dollar-denominated bonds United States government US dollar-denominated bonds Sources: Reuters, IRESS and JSE Sovereign risk premium Currency risk premium Money market The actual daily liquidity requirement of private sector banks varied between a low of R51.6 billion and a high of R59.8 billion in the third quarter of 2018, similar to the second quarter. In October and November 2018, the actual daily liquidity requirement averaged R55.8 billion and R56.2 billion respectively. 11 The EMBI+ measures the total returns on US dollar-denominated debt instruments of emerging market economies. 12 The differential between the yield on South African government US dollardenominated bonds and that on US dollardenominated bonds of the US government.

60 Quarterly Bulletin December 2018 70 80 90 100 110 120 130 140 150 160 20 30 40 50 60 70 80 90 Liquidity requirement R billions Estimated weekly liquidity requirement Actual daily liquidity requirement Notes and coin in circulation (right-hand scale) Jan 2015 2016 2017 2018 Source: SARB Apr Jul Oct Jan Apr Jul Oct Jan Apr Jul Oct Jan Apr Jul Oct Money market liquidity contracted by R0.9 billion in the second quarter of 2018 and R0.4 billion in the third quarter of 2018. An increase in notes and coin in circulation outside the SARB tightened money market liquidity by R7.0 billion in the third quarter, with banks’ cash reserve requirements also adding to the contraction in liquidity. The contraction was partly eased by various SARB liquidity management operations which injected R5.0 billion. This included the placement of R2.7 billion in call deposits of the Corporation for Public Deposits (CPD) at commercial banks and foreign exchange swaps of R2.2 billion, as well as a small amount in SARB debentures reaching maturity. The SARB’s foreign exchange transactions in the spot market only impacted overall money market liquidity slightly. In October and November 2018, money market liquidity expanded by R1.9 billion when, among other things, increases in foreign exchange swaps and CPD deposits placed with commercial banks exceeded the increase in notes and coin in circulation outside the SARB. Money market liquidity flows R billions (easing + / tightening –) 2018 Q2 Q3 Oct–Nov Notes and coin in circulation................................................................... 2.8 -7.0 -4.6 Change in cash reserve accounts............................................................ -2.4 -1.2 1.3 Money market effect of SARB foreign exchange transactions in spot market......................................................................................... -0.1 -0.4 -0.3 Government deposits with SARB............................................................ 0.0 0.0 0.0 Use of liquidity management instruments................................................ -1.0 5.0 6.0 Reverse repurchase transactions......................................................... 0.0 0.0 0.0 SARB debentures................................................................................ 0.2 0.1 -0.5 Forward position (swaps)..................................................................... 2.8 2.2 4.9 Corporation for Public Deposits’ call deposits with SARB.................... -4.1 2.7 1.7 Other items net....................................................................................... -0.2 3.3 -0.6 Liquidity provided to banking system.................................................... -0.9 -0.4 1.9 Source: SARB From April to November 2018, government’s capital redemption and coupon interest payments from the tax and loan accounts amounted to R69.9 billion. The SARB’s relatively small portfolio of government bonds accrued total coupons of only R390 million.

Box 4 Drivers of money market liquidity in 2018[1]

The South African Reserve Bank's (SARB) monetary policy decisions[2] are implemented through market operations[3] conducted with commercial banks, at or with a spread to the repurchase rate (repo rate). To make the repo rate effective in the pursuit of achieving the inflation target[4], the SARB creates a money market liquidity shortage which compels banks to borrow from the central bank.

The SARB's refinancing system is classified as a *classic cash reserve* or *liquidity deficit* framework. In March 1998, the SARB changed its accommodation system to a repurchase-based refinancing system, which was refined in 2001, 2005, 2007, 2010 and 2013. The consultation paper on interest rate benchmarks in South Africa, released for public comment on 30 August 2018[5], is intended to enhance transparency of liquidity conditions and the pricing in the overnight money market as well as to enhance the effectiveness of monetary policy implementation and its transmission to the economy as a whole.

Money market liquidity conditions are influenced by non-autonomous factors under the control of the SARB and autonomous factors over which the central bank has no control, and which are therefore unmanaged.

Factors influencing money market liquidity conditions in 2018



Notes and coin in circulation
9.9
2.8
-7.0
-4.6
Change in cash reserve accounts
-3.2
-2.4
-1.2
1.3
Foreign-exchange transactions
-0.1
-0.1
-0.4
-0.3
Government deposits with SARB
Reverse repurchase transactions
SARB debentures
Tightening (draining)
-0.3
0.2
0.1
-0.5
Easing (injecting)
Forward position (Swaps)
-9.2
2.8
2.2
4.9
CPD call deposits
2.9
-4.1
2.7
1.7
Other
-1.6
-0.2
3.3
-0.6
Liquidity provided to the banking system
-1.7
-0.9
-0.4
1.9
-15
-10
-5
0
5
10
15
R billions
January–March
April–June
July–September
October–November

Source: SARB

These autonomous factors include the following: Changes in *notes and coin in circulation* outside the SARB, which are determined by the public's demand for cash from commercial banks that need to be acquired from the SARB. A net decline of R1.1 billion in notes and coin in circulation from January 2018 to November

1 This box relates to statistics published in the tables on pages S–28 and S–29 of this *Quarterly Bulletin.*

2 The Monetary Policy Committee (MPC) of the SARB makes decisions regarding the appropriate monetary policy stance in South Africa.

3 The liquidity shortage is refinanced through *weekly main repurchase auctions,* on Wednesdays, where commercial banks sell eligible liquid assets – rand-denominated government bonds, Land Bank bills, SARB debentures, Treasury bills and Separate Trading of Registered Interest and Principal of Securities (STRIPS) – as collateral to the SARB for a period of seven days, in return for cash at the repurchase rate. In addition, banks may also utilise cash-reserve balances as well as supplementary auctions and standing facilities in the daily end-of day square-off operations. Other open-market transactions (explained in more detail later) are also used by the SARB in its liquidity management operations.

4 The SARB's inflation targeting mandate aims to maintain price stability in the interest of balanced and sustainable economic growth in South Africa.

5 The current monetary policy implementation framework focuses on the size of the money market shortage or the quantity of bank reserves in the system. The SARB is considering changing from a shortage to a target rate-based framework. The SARB's 'Consultation paper on selected interest rate benchmarks in South Africa' proposes refinements to current interest rate benchmarks as well as a suite of new interest rate benchmarks that could serve as reference interest rates. These reforms are consistent with the efforts of global regulators and central banks to provide credible, accurate and trusted interest rate benchmarks and reference rates. The proposed interest rate benchmarks will also enhance the SARB's monitoring of monetary policy transmission and financial stability conditions.

Quarterly Bulletin December 2018 South African Reserve Bank 61

resulted in a decrease in banks' refinancing requirement from the SARB and therefore a decline in the money market shortage.

Changes in the cash reserve accounts of banks: Commercial banks are required to hold 2.5% of total liabilities[6] in their cash reserve accounts with the SARB in terms of the Banks Act 94 of 1990. Banks may access these balances on a daily basis, subject to complying with the statutory cash reserve requirement on an average basis over a maintenance period of 28 business days. The increase in banks' cash reserve balances held with the SARB in the 11 months to November 2018 drained funds from the money market, thereby resulting in a R5.5 billion tightening in market liquidity.

The SARB also manages money market liquidity by conducting various open market transactions with the commercial banks. Since September 2016, the SARB has maintained the money market shortage at a level of about R56 billion by conducting the following money market operations: *Spot foreign exchange transactions* occur when the SARB buys or sells foreign exchange in the spot market, for example, when the SARB wants to accumulate foreign exchange reserves, or when conducting foreign exchange transactions on behalf of clients. Such transactions drained R0.9 billion from the money market in the 11 months to November 2018.

Government deposits with the SARB reflect the withdrawal or deposit of funds with the SARB. An increase in government deposits with the monetary authority drains liquidity from the money market, whereas withdrawals inject liquidity. The net effect of deposits and withdrawals on money market liquidity was zero from January to November 2018.

Through *reverse repurchase agreements*, the SARB drains liquidity from the money market by selling bonds on a repurchase basis. In recent years, lack of demand resulted in dwindling participation and currently there is no outstanding balance on reverse repurchase transactions as banks rather place excess funds elsewhere, at a higher interest rate.

SARB debentures – short-term transferable fixed-rate instruments with maturities of 7, 14, 28 and 56 days, issued at weekly auctions on Wednesdays – drain liquidity from the money market when purchased by commercial banks. At present, the demand for SARB debentures is low with only a small cumulative balance of negative R0.5 billion in the 11 months to November 2018, with only a marginal net effect on money market liquidity.

Outstanding balances of selected liquidity factors


R billions
160
120
80
40
0
-40
20
15
10
5
0
-5
Jan
Feb
Mar
Apr
May
Jun
Jul
Aug
Sep
Oct
Nov
2018
Notes and coin in circulation
Forward position (swaps)
SARB debentures
Reverse repurchase transactions
Cash reserve accounts
CPD call deposits with SARB
Spot foreign exchange transactions

Source: SARB

6 The effective percentage held is somewhat lower since commercial banks are allowed to exclude certain liabilities from the base amount.

62

South African Reserve Bank Quarterly Bulletin December 2018

Quarterly Bulletin December 2018 63 Bond market National government’s net debt issuance in the domestic primary bond market of R212 billion in the first 11 months of 2018 was 34.3% more than in the same period of 2017. In addition, national government’s weekly auctions of fixed-rate bonds increased from R2.40 billion to R2.85 billion in November 2018 and that of inflation-linked bonds from R0.60 billion to R0.65 billion, reflective of government’s larger fiscal deficit. R billions R billions Public sector 2013 2014 2015 2016 2017 2018 -20 -10 0 10 20 30 Source: JSE Private sector -15 -10 -5 0 5 10 15 20 Net issuances of listed bonds in the primary market Public corporations Local government National government Special purpose vehicles Non-bank financial companies Banks Foreign exchange swap transactions are used to manage money market liquidity or to sterilise the purchases of foreign exchange. These swaps, with maturities of up to 12 months, involve the swapping of US dollar for rand, which drains liquidity. Liquidity is injected when US dollar for rand swaps mature, or when rand is swapped for US dollar. In the first 11 months of 2018, the cumulative value of maturing foreign exchange swaps exceeded the value of swap transactions entered into, adding a net R0.7 billion in liquidity into the market. The Corporation for Public Deposits (CPD), a wholly-owned subsidiary of the SARB, accepts deposits – from the public sector – that are held either at the SARB, with private-sector banks or in money-market instruments. The SARB manages these deposits as part of daily liquidity management operations. An increase in these deposits with commercial banks injects money market liquidity. In the 11 months to November 2018, a net increase in such deposits injected 3.2 billion into the money market. Notes and coin in circulation and cash reserve accounts, both autonomous factors, have the largest balances of all these instruments on the SARB’s balance sheet, and changes in these two balances are often prominent factors influencing money market liquidity conditions. Despite the relatively small balances of nonautonomous factors, such as CPD call deposits with the SARB and forward position (swaps), these factors nonetheless also impacted liquidity conditions materially thus far in 2018.

By contrast, public corporations' net bond issues amounted to only R5.5 billion in the first 11 months of 2018 and that of the private sector to R13.2 billion – a significant decrease from R52.0 billion in the first 11 months of 2017 – as non-financial companies and special purpose vehicles recorded net redemptions. The total nominal value of all outstanding listed debt securities on the JSE Limited (JSE) – R3.0 trillion in November 2018 – was 8.3% more than in December 2017.

The JSE launched an electronic trading platform for primary dealers in listed domestic government bonds during August 2018. This ought to improve liquidity and transparency, given the enhanced price discovery and settlement assurance as well as lower trading costs. This sophisticated market infrastructure should improve South Africa's attractiveness as an investment destination.

The daily average *value of turnover* in the domestic secondary bond market of R124 billion in the first 11 months of 2018 was 8.8% more than in the corresponding period of 2017, supported by higher volumes.

The outstanding amount of rand-denominated debt in issue in the *European and Japanese bond markets* contracted further in 2018 by R2.4 billion in the first 11 months, following net redemptions of R20.2 billion in the same period of 2017. This reflected negative investor and issuer sentiment along with the weaker exchange value of the rand and sovereign credit rating downgrade concerns.

Primary market activity in rand-denominated bonds in international bond markets from January to November

R millions

	Eurorand		Uridashi		Total	
	2017	2018	2017	2018	2017	2018
Issues	15 799	7 940	3 159	878	18 958	8 818
Redemptions	30 999	7 098	8 203	4 155	39 202	11 254
Net	-15 200	842	-5 044	-3 277	-20 244	-2 435

Source: Bloomberg

Non-residents' interest in the domestic secondary bond market waned from April 2018, according to JSE reported data. Significant net sales of domestic debt securities of R67.6 billion in the second quarter of 2018 were followed by further net sales of R19.9 billion in the third quarter. Net sales of domestic bonds to the value of R2.9 billion in October and November contributed to cumulative net sales of R84.0 billion in the first 11 months of 2018, in contrast to net purchases of R30.3 billion in the same period of 2017. Higher interest rates in the US and international credit rating agencies' view that the *2018 MTBPS* was credit negative contributed to persistent net sales of bonds by non-residents.

Share market

Companies listed on the JSE raised less *equity capital* in the domestic and international primary share markets in the first 11 months of 2018 compared to the same period of 2017. Consistent with weak domestic economic growth, the value of shares issued of R54.1 billion in the first 11 months of 2018 was 41.0% less than in the corresponding period of 2017. This also reflected continued share price volatility, low business confidence and a reduction in the number of companies with de-listings exceeding new listings. Companies in the industrial sector contributed 40.0% to total equity capital raised, in particular telecommunications, with a domestic company using the proceeds from the special issue of shares for cash to fund a black economic empowerment (BEE) ownership transaction.

64

South African Reserve Bank Quarterly Bulletin December 2018

Equity capital raised on the JSE by sector, January–November 2018

Per cent



Total
41
40
8
2
9
Financials
Industrials
Resources
Alt^X
BEE



Industrial sector
2
12
2
17
67
Industrials
Consumer goods
Health care
Consumer services
Telecommunications
Technology

Source: JSE

The *value of turnover* in the secondary share market of the JSE was 5.7% more in the first 11 months of 2018 compared to the corresponding period of 2017. Daily average turnover of R22.6 billion was supported by sizable volumes traded and, on average, higher share prices. The market capitalisation of the JSE decreased from an all-time high of R16.2 trillion in October 2017 to R12.5 trillion in November 2018, despite the increase in the number of shares in issue as share prices receded over the period.

Non-residents reduced their holdings of listed shares by R32.2 billion in the third quarter of 2018, following net sales of R7.0 billion in the second quarter, according to the JSE. In October and November, share prices on the JSE traded lower as heightened risk aversion reflected deteriorating sentiment towards emerging markets and culminated in further non-resident net sales of R26.1 billion. This – together with slowing domestic economic growth – uncertainty over land reform as well as concerns over global trade tensions contributed to total net sales of R40.7 billion of JSE-listed shares by non-residents in the first 11 months of 2018, compared with net sales of R78.2 billion over the same period of 2017.

The *share prices* of companies listed on the JSE generally declined thus far in 2018 due to both global and domestic developments. Globally, these included lower international commodity prices, concerns about the potential impact of US trade tensions and Brexit, tighter US monetary policy, US sanctions against Saudi Arabia, a slowdown in global economic growth, as well as Italy's conflict with the European Union over its budget. At home, weak domestic economic growth prospects and uncertainty around land expropriation also impacted share prices. The FTSE/JSE All-Share Price Index (Alsi) declined from an all-time high of 61 685 index points on 25 January 2018, before recovering somewhat to a recent high of 60 166 index points on 29 August, but then receded sharply by 15.8% to 50 664 index points on 30 November. This occurred alongside lower international share prices, with the MSCI Emerging Markets Index and the Euro Stoxx 50 Index declining by 7.1% and 8.2% respectively from 29 August 2018 to 30 November.

The historical *price-earnings ratio* of all classes of ordinary shares listed on the JSE receded from a recent high of 25.1 in September 2018 to 19.6 in November, as earnings increased and share prices declined.

Quarterly Bulletin December 2018 South African Reserve Bank 65

Share prices

Indices: 2 January 2013 = 100


250
200
150
100
50
2013
2014
2015
2016
2017
2018
S&P500 Composite (US dollar)
Euro Stoxx 50 (euro)
FTSE/JSE All-Share (US dollar)
Nikkei 225 (yen)
FTSE/JSE All-Share (rand)
MSCI Emerging Markets (US dollar)

Sources: Bloomberg, IRESS and JSE

Market for exchange-traded derivatives

The *spot prices of white and yellow maize contracts* listed on the JSE Commodity Derivatives Market generally trended higher in the first 11 months of 2018. An increase in the spot prices of white and yellow maize from the end of February 2018 to the end of May was followed by a decline in June and July, on account of large domestic supplies given the harvest activities and high stock levels from the previous season's record harvest, as well as lower international maize prices as global maize production estimates were revised higher. However, the spot price of white maize increased by 24.1% from R1 958 per ton on 16 July 2018 to R2 429 per ton on 30 November as the costs of agricultural inputs such as fertiliser and fuel increased, following the depreciation in the exchange value of the rand.

Similarly, the *spot price of domestic wheat* increased by 19.7% from a low of R3 505 per ton on 31 January 2018 to R4 195 per ton on 30 November, despite a decline in international prices. The domestic price was driven by the depreciation in the exchange value of the rand and increased commercial demand. Given the volatility in international wheat prices in 2018, the domestic wheat import tariff changed seven times thus far in 2018, with the most recent increase from R298.5 per ton to R490.7 per ton on 19 October.

66 South African Reserve Bank Quarterly Bulletin December 2018

Quarterly Bulletin December 2018 67 Rand per ton US dollar per ton International white maize International wheat Grain prices 2013 2014 2015 2016 2017 2018 1 000 2 000 3 000 4 000 5 000 6 000 100 150 200 250 300 350 400 Sources: International Grains Council and JSE South African wheat South African white maize Turnover in equity derivatives on the JSE remained unchanged in the first 11 months of 2018 compared to the same period of 2017, while turnover in interest rate derivatives declined. Negative sentiment towards emerging markets, which prompted increased hedging activity against adverse exchange rate movements, contributed to currency derivatives reaching all-time high turnover of R227 billion in September, with a notable increase of 23.8% in the 11 months to November 2018 compared to the same period of 2017. Derivatives turnover on the JSE, January to November 2018 Type of derivative Value (R billions) Change over one year (Per cent) Equity.............................................................................................. 5 326 0 Warrants....................................................................................... 1 38 Commodity................................................................................... 614 15 Interest rate.................................................................................. 1 317 -1 Currency....................................................................................... 971 24 Source: JSE Real estate market Growth in residential property prices slowed thus far in 2018, despite low interest rates. This could be attributed to sluggish economic growth and a weak labour market amid uncertainties regarding land expropriation and deteriorating household finances, following a combination of slower wage growth and tax increases as well as higher fuel prices. In November 2018, the year-on-year rate of increase in nominal house prices ranged between 3.5% and 4.3% across the different indicators, with the average time that residential properties remain on the market increasing from 14.1 weeks in the first quarter of 2018 to 17.6 weeks in the third quarter – the highest since the fourth quarter of 2011.

Nominal house prices

Percentage change over 12 months


10
8
6
4
2
First National Bank
Lightstone
Standard Bank
2013
2014
2015
2016
2017
2018

Sources: First National Bank, Lightstone and Standard Bank

13 The HSI measures consumer sentiment among South Africans with regard to the buying, selling, investing in, renting and renovating of residential property, as well as property market conditions in general.

The extension of the downward trend in Absa's Homeowner Sentiment Index (HSI)[13] from 82% in the fourth quarter of 2017 to a low 72% in the third quarter of 2018 reflected weaker demand for residential property.

Homeowner Sentiment Index for the residential property market

Index


85
80
75
70
Percentage of respondents with overall positive sentiment
2016
2017
2018

Source: Absa

Non-bank financial intermediaries[14]

14 Consisting of unit trusts, the Public Investment Corporation, long- and short-term insurance companies, public and private pension funds, participation bond schemes, finance companies and non-monetary public financial corporations.

The balance sheet of non-bank financial institutions increased in the third quarter of 2018 despite the decline in share prices. The value of these institutions' consolidated assets rose by 1.4% from the second quarter of 2018 to R9.6 trillion in the third quarter. On a year-on-year basis, the non-bank financial institutions' consolidated balance sheet increased by 4.6% compared with an increase of 6.7% in the third quarter of 2017.

68

South African Reserve Bank Quarterly Bulletin December 2018

Total assets of non-bank financial institutions


Percentage of total assets
R billions
60
50
40
30
20
10
0
10 000
8 000
6 000
4 000
2 000
0
2013
2014
2015
2016
2017
2018
Shares
Other assets
Total assets (right-hand scale)
Interest-bearing securities
Cash and deposits

Source: SARB

Non-bank financial institutions' share portfolio as a percentage of total assets shrunk by 0.7 of a percentage point from the second quarter of 2018 to 56.0% in the third quarter, in an environment of weak economic growth and lower share prices. The reduced exposure to shares – of 1.1% of total assets in the first three quarters of 2018 – is consistent with lower domestic share prices, with the Alsi declining by 6.4%. Holdings of interest-bearing securities as a percentage of total assets increased marginally by 0.2 of a percentage point from the second quarter of 2018 to 30.1% in the third quarter, alongside an increase of 0.8% in the All-Bond Index.

Holdings of cash and deposits as a percentage of total assets increased by 0.5 of a percentage point from the second quarter of 2018 to 5.7% in the third quarter and increased by 0.1 of a percentage point in the first three quarters of 2018, alongside heightened volatility in financial markets over the period.

The value of loans extended by non-bank financial institutions as a percentage of total assets remained unchanged at 4.9% in the second and third quarters of 2018. Credit extended by finance companies increased at a quarter-to-quarter rate of 1.7% in the third quarter of 2018 compared with an increase of 2.0% in the second quarter.

Flow of funds

Net capital inflows from the *rest of the world* decreased from R72.5 billion in the first quarter of 2018 to R24.6 billion in the second quarter, along with emerging market currency and financial asset price volatility. Net purchases of long-term government bonds of R46.7 billion in the first quarter of 2018 reverted to net sales of R3.4 billion in the second quarter, while net purchases of domestic shares decreased from R48.0 billion to R17.8 billion over the same period. Foreign investors' deposits with domestic banks increased by R39.3 billion in the second quarter of 2018 compared to only R4.3 billion in the first quarter, while net outflows through loans of R7.7 billion in the second quarter of 2018 contrasts inflows of R18.4 billion in the first quarter.

Funds sourced by *financial intermediaries* increased in the second quarter of 2018, despite the contraction in real economic activity. Deposits with monetary institutions increased by R40.9 billion in the first quarter of 2018 compared to a marked increase of R101 billion in the second quarter. The main deposit holders in the review period were non-residents, general government and the household sector. Financial institutions intermediated these funds through net purchases of shares of R116 billion, and of interest-bearing securities of R122 billion.

Quarterly Bulletin December 2018 South African Reserve Bank 69

70 Quarterly Bulletin December 2018 By contrast, credit extended to economic units decreased slightly from R67.7 billion in the first quarter of 2018 to R62.2 billion in the second quarter. -100 -50 0 50 100 150 200 Non-resident funding by selected instruments R billions 2013 2014 2015 2016 2017 2018 Source: SARB Shares Loans Deposits Long-term government bonds The general government sector’s net borrowing requirement increased from R24.4 billion in the first quarter of 2018 to R40.4 billion in the second quarter, despite an improvement in revenue collection. The borrowing requirement was financed through the issuance of longterm government bonds of R54.0 billion in the domestic and international capital markets, and non-marketable government bonds worth R6.7 billion. Non-residents’ cumulative net purchases of long-term government bonds decreased marginally from R663 billion in the first quarter of 2018 to R660 billion in the second quarter. Similarly, insurers and retirement funds’ net purchases of long-term government bonds declined from R471 billion to R462 billion over the same period. By contrast, banks, the Public Investment Corporation and other non-bank financial institutions were the main net buyers of long-term government bonds in the second quarter of 2018. In addition, the general government sector’s deposit holdings increased by R37.4 billion over the same period. Cumulative* net acquisition of long-term government bonds by sector R billions 100 200 300 400 500 600 700 * Cumulative from 2009 Source: SARB Insurers and retirement funds Foreign sector 2013 2014 2015 2016 2017 2018

Quarterly Bulletin December 2018 71 The net borrowing position of public and private non-financial corporate business enterprises widened significantly from R2.0 billion in the first quarter of 2018 to R51.6 billion in the second quarter, as capital spending increased from R131 billion to R165 billion over the same period. The minor increase in capital spending by public corporate enterprises was indicative of financial and governance challenges faced by state-owned companies. Non-financial public and private corporate business enterprises financed their shortfall through loans of R75.0 billion in the second quarter of 2018. During the same period, this institutional sector (public and private) also raised R63.8 billion through the net issuance of shares, while increasing cash and deposits by R9.0 billion compared to a decline of R3.1 billion in the preceding quarter. The household sector’s gross savings increased in the second quarter of 2018, while spending decreased as taxes and fuel prices increased over the same period. The household sector’s demand for credit remained subdued in the second quarter of 2018, as bank loans and advances together with mortgage loans increased by only R16.2 billion compared to R24.7 billion in the first quarter. However, the combined value of interest in retirement and life funds as well as deposits increased by R47.4 billion in the second quarter of 2018, following an increase of R42.1 billion in the first quarter. The household sector switched from a net borrowing position of R62.0 billion in the first quarter of 2018 to a net lending position of R44.9 billion in the second quarter.

72 Quarterly Bulletin December 2018 Public finance15 Non-financial public sector borrowing requirement16 The preliminary non-financial public sector borrowing requirement of R102 billion in the first half of fiscal 2018/19 (April–September 2018) was R40.4 billion less than in the same period of the previous fiscal year. The smaller borrowing requirement could be attributed to the offset between consolidated general government’s reduced deficit and the marginal increase in the deficit of the non-financial public enterprises and corporations. The smaller deficit of consolidated general government resulted from a markedly lower national government deficit and larger surpluses of all other tiers of consolidated general government. Non-financial public sector borrowing requirement R billions Level of government Apr–Sep* 2017 Apr–Sep* 2018 Consolidated general government.......................................................... 112.7 72.0 National government.......................................................................... 140.2 114.7 Extra-budgetary institutions................................................................ -4.3 -11.3 Social security funds........................................................................... -6.8 -12.3 Provincial governments....................................................................... -9.3 -10.7 Local governments............................................................................. -7.1 -8.3 Non-financial public enterprises and corporations.................................. 29.3 29.7 Total**.................................................................................................... 142.0 101.6 As a percentage of gross domestic product....................................... 6.1 4.1 * Deficit + surplus – ** Components may not add up to totals due to rounding off. Sources: National Treasury, Stats SA and SARB As a ratio of gross domestic product (GDP), the non-financial public sector borrowing requirement decreased notably from 6.1% in April–September 2017 to 4.1% in April–September 2018. The 2018 Budget Review projected a ratio of 5.9% for fiscal 2018/19 as a whole. Non-financial public enterprises and corporations Consolidated general government Percentage of GDP (right-hand scale) 2014/15 2015/16 2016/17 2017/18 2018/19* -40 -20 0 20 40 60 80 100 Non-financial public sector borrowing requirement R billions Per cent Fiscal years * April–September 2018 Sources: National Treasury, Stats SA and SARB -4 -2 0 2 4 6 8 10 Deficit Surplus 15 Unless stated to the contrary, the year-onyear rates of increase in this section compare April–September 2018 to April–September 2017. Data for fiscal 2017/18 are unaudited and preliminary. 16 The non-financial public sector borrowing requirement is calculated as the cash deficit/surplus of the consolidated central, provincial and local governments as well as non-financial public enterprises and corporations.

The cash deficit of non-financial public enterprises and corporations, or state-owned companies, increased by only R0.3 billion to R29.7 billion in the first half of fiscal 2018/19 compared with the same period a year earlier. The larger cash deficit resulted from higher total expenditure due to a pronounced increase in cash payments for operating activities. Total expenditure, inclusive of both cash payments for operating activities and net investment in non-financial assets, increased by 1.8% year on year to R244 billion in the first half of fiscal 2018/19. This reflected higher operational spending and lower net investment in non-financial assets.

Financial activities of non-financial public enterprises and corporations


R billions
150
125
100
75
50
25
0
Total expenditure**
Total operating receipts
Net investment in non-financial assets
2014/15
2015/16
2016/17
2017/18
2018/19*
Fiscal years

* April–September 2018

** Including both operating cash payments and net investment in non-financial assets

Source: SARB

Box 5 The 2018 Medium Term Budget Policy Statement[1]

Since the 2018 Budget, domestic economic activity weakened and fiscal space became even more constrained, as reflected by a larger budget deficit and higher debt levels despite tax increases and an unchanged expenditure ceiling. The *2018 Medium Term Budget Policy Statement (MTBPS)* reaffirmed government's commitment to fiscal sustainability, supported by an economic stimulus and recovery plan to encourage investment, improve governance and service delivery, and reform state-owned companies, together with a debt management strategy, mitigating risks to fiscal projections.

South Africa's economic outlook deteriorated since the 2018 Budget. The *2018 MTBPS* revised the annual growth in real gross domestic product (GDP) lower to only 0.7% in 2018, in the wake of the technical recession in the first half of the year. This, together with expected growth in imports and weaker terms of trade, informed the upward revision of the deficit on the current account of the balance of payments as a ratio of GDP. However, lower inflation within the target range was projected for 2018, despite the weaker exchange value of the rand and higher crude oil prices.

The revised macroeconomic projections informed the review of the fiscal framework. The framework is at risk from slow economic growth and concomitant revenue uncertainty, together with the possible effect of distressed public sector institutions on contingent liabilities and debt, as well as the impact of government's wage bill (35% of consolidated expenditure) and growth in debt service cost on expenditure. The budget balance and debt stabilisation are also at risk from higher bond yields and further depreciation of the exchange value of the rand respectively.

1 The *Medium Term Budget Policy Statement (MTBPS)* was presented to Parliament by the Minister of Finance on 24 October 2018.

Quarterly Bulletin December 2018 South African Reserve Bank 73

Macroeconomic projections*

Percentage

	2017			2018		2019		2020		2021
				Medium-term estimates**						
	Budget	MTBPS	Outcome	Budget	MTBPS	Budget	MTBPS	Budget	MTBPS	MTBPS
Real GDP growth	1.3	0.7	1.3	1.5	0.7	1.8	1.7	2.1	2.1	2.3
CPI	6.4	5.4	5.3	5.3	4.9	5.4	5.6	5.5	5.4	5.4
Current account balance (as a percentage of GDP)	-3.9	-2.3	-2.4	-2.3	-3.2	-2.7	-3.2	-3.2	-3.7	-3.9
GDP at current prices (R billions)	4 658	4 602	4 652	4 941	4 949	5 298	5 317	5 705	5 724	6 167

* Calendar years
** *2018 Budget Review* and *2018 MTBPS*

Source: National Treasury

The *2018 MTBPS* projected a consolidated government revenue shortfall of R23.5 billion compared to the 2018 Budget. This mainly reflected higher-than-expected value-added tax (VAT) refunds and the anticipated effect of weak economic activity on corporate and personal income tax. Revenue shortfalls are expected to widen further over the medium term, with under collections rising to R31.8 billion in fiscal 2020/21.

Fiscal framework*

R billions/percentage of GDP

	2017/18			2018/19		2019/20		2020/21		2021/22
				Medium-term estimates**						
	Budget	MTBPS	Outcome	Budget	MTBPS	Budget	MTBPS	Budget	MTBPS	MTBPS
Total consolidated revenue	1 414	1 364	1 360	1 491	1 467	1 610	1 582	1 737	1 705	1 840
Total consolidated expenditure	1 563	1 567	1 550	1 671	1 669	1 803	1 808	1 942	1 951	2 091
Consolidated budget deficit (fiscal balance)	-149	-203	-190	-181	-202	-193	-226	-205	-246	-251
Percentage of GDP	*-3.1*	*-4.3*	*-4.0*	*-3.6*	*-4.0*	*-3.6*	*-4.2*	*-3.5*	*-4.2*	*-4.0*
Gross loan debt (national government)	2 478	2 531	2 490	2 771	2 818	2 983	3 038	3 250	3 350	3 680
Percentage of GDP	*52.3*	*54.2*	*52.7*	*55.1*	*55.8*	*53.9*	*56.1*	*56.0*	*57.4*	*58.5*

* Fiscal years
** *2018 Budget Review* and *2018 MTBPS*

Source: National Treasury

The *2018 MTBPS* estimated consolidated government expenditure of R1 669 billion in fiscal 2018/19 – R2 billion lower than in the 2018 Budget – with the expenditure ceiling remaining unchanged. Expenditure revisions offset the recapitalisation of South African Airways (R5 billion), South African Express Airways (R1.2 billion) and the South African Post Office (R2.9 billion) against the contingency reserve, provisional allocations, projected underspending and declared unspent funds. Debt service cost was expected to exceed the 2018 Budget estimate for fiscal 2018/19 by R1 billion, with this fastest growing expenditure component reflecting the projected increase in government debt.

74 South African Reserve Bank Quarterly Bulletin December 2018

Quarterly Bulletin December 2018 75 2013/14 14/15 15/16 16/17 17/18 18/19 19/20 20/21 -60 -40 -20 0 20 40 60 Revisions to consolidated government revenue and expenditure R billions Revised upward (+) Medium-term estimates Revised downward (-) Fiscal years Revenue: Budget review to MTBPS Expenditure: Budget review to MTBPS Source: National Treasury The estimated consolidated government budget deficit in fiscal 2018/19 increased by R21 billion from the 2018 Budget Review to the 2018 MTBPS, and widened from 3.6% to 4.0% of GDP, as the expected larger revenue shortfall overshadowed the slight downward revision in expenditure. The 2018 MTBPS projected the budget deficit to widen further over the medium term to 4.2% of GDP in fiscal 2019/20, before narrowing to 4.0% in fiscal 2021/22 as government’s economic stimulus and recovery plan gains traction. 0 25 50 75 100 125 150 175 200 225 250 275 Consolidated government budget deficit Percentage of GDP 2013/14 2017/18 2021/22 0 1 2 3 4 5 6 7 R billions Fiscal years 2019/20 2017 Budget Review 2018 Budget Review Actual: Budget deficit Source: National Treasury 2017 MTBPS 2018 MTBPS Budget deficit (right-hand scale) Actual Medium-term estimates 2015/16 The persistent increase in the projected budget deficit over the medium term resulted in higher projections of government debt. The 2018 MTBPS revised national government’s total gross loan debt in fiscal 2018/19 higher by R47 billion (the weaker exchange value of the rand accounted for 70% of the increase) to R2 818 billion (55.8% of GDP), with an expectation to stabilise at 59.6% in fiscal 2023/24. Total net loan debt of national government (gross loan debt minus cash balances) was expected to stabilise at 56.5% of GDP in fiscal 2025/26.

76 Quarterly Bulletin December 2018 Budget comparable analysis of national government finance National government’s cash book deficit of R128 billion in the first half of fiscal 2018/19 was R19.0 billion less than in the same period of the previous fiscal year. The lower deficit resulted from improved year-on-year growth in revenue, which outpaced slower growth in expenditure. National government finances in fiscal 2018/19 Year-on-year percentage change Actual Apr–Sep 2017 Actual Apr–Sep 2018 Originally budgeted* Full 2018/19 Expenditure................................................. 6.6 5.9 7.6 Revenue...................................................... 3.8 11.1 10.7 Memo: cash book deficit........................... R147 billion R128 billion R191 billion * 2018 Budget Review Sources: National Treasury and SARS National government expenditure of R728 billion in the first half of fiscal 2018/19 was 5.9% more than in the first half of fiscal 2017/18. As a ratio of GDP, expenditure was 29.1%, down from 29.5% in the same period of the previous fiscal year. The 2018 Budget Review projected an annual increase of 7.6% in total national government expenditure in fiscal 2018/19. The 2018 MTBPS revised expected expenditure higher by R1.2 billion to R1 513 billion. 0 10 20 30 40 50 60 70 National government gross loan debt R billions 2013/14 2017/18 2021/22 0 500 1 000 1 500 2 000 2 500 3 000 3 500 4 000 4 500 5 000 Percentage of GDP As at 31 March of each fiscal year 2019/20 Total gross loan debt Ratio to GDP (right-hand scale) Source: National Treasury 2018 Budget Review 2018 MTBPS Actual Medium-term estimates 2015/16

National government expenditure in fiscal 2018/19

Expenditure item	Originally budgeted Full 2018/19		Actual Apr–Sep 2018	
	R billions	Percentage change*	R billions	Percentage change*
Voted expenditure	814.5	5.9	391.7	4.7
Of which: Transfers and subsidies	569.7	10.1	280.0	7.2
Current payments	226.1	3.8	106.6	4.3
Payments for capital assets	14.3	-0.6	5.0	-10.7
Statutory amounts**	697.7	9.7	336.4	7.4
Of which: Interest on debt	180.0	10.7	87.3	11.0
Equitable share transfers	470.3	6.6	235.1	6.6
Total expenditure	**1 512.2**	**7.6**	**728.1**	**5.9**

* Fiscal 2018/19 compared to fiscal 2017/18. Note that the numbers might differ from previous editions of the *Quarterly Bulletin* due to the audited outcome of fiscal 2017/18.
** Including extraordinary payments

Source: National Treasury

Total voted expenditure by national departments increased by 4.7% year on year to R392 billion in April–September 2018, with transfers and subsidies, along with current payments accounting for almost 99% of all voted expenditure. Transfers and subsidies of R280 billion in April–September 2018 was 7.2% more than in the same period a year earlier, as transfers to the departments of Cooperative Governance and Traditional Affairs, Social Development, Education, Transport and Health increased. Total current payments increased by 4.3% to R107 billion over the same period, mainly driven by spending by the departments of Correctional Services, Defence and Military Veterans, and Police, which represented 67% of total current payments in the period under review.

Interest paid on national government debt (debt service costs) of R87.3 billion in April–September 2018 was 11.0% more than in the same period of the previous fiscal year. The 2018 Budget anticipated total debt service cost of R180 billion in fiscal 2018/19 as a whole. However, this was revised in the *2018 MTBPS* to exceed original estimates by R1 billion. Debt service costs remained the fastest-growing spending category, reflecting the increase in the stock of national government debt.

The equitable share transfer of R235 billion to provinces in April–September 2018 was 6.6% more than in the same period a year earlier. The 2018 Budget envisaged equitable share transfers of R470 billion to provinces in fiscal 2018/19 as a whole. In addition, R12.5 billion was earmarked for metropolitan municipalities as their share of the general fuel levy. Of this amount, the first payment of R4.2 billion was transferred in August 2018.

After accounting for cash flow adjustments[17], national government's cash flow expenditure of R765 billion in the first half of fiscal 2018/19 was 8.3% more than in the same period of the previous fiscal year.

National government revenue increased by 11.1% year on year to R600 billion in the first half of fiscal 2018/19. As a ratio of GDP, revenue was 24.0% – higher than the 23.2% recorded in the same period of the previous fiscal year. The 2018 Budget projected an annual increase of 10.7% in total revenue of national government to R1 321 billion for fiscal 2018/19 as a whole. This was revised lower by R22.8 billion in the *2018 MTBPS* on account of the lower GDP growth projection following the technical recession in the first half of 2018.

17 These are adjustments to total expenditure that arise from timing differences between the recording of transactions and bank clearances, along with late departmental requests for funds.

Quarterly Bulletin December 2018 South African Reserve Bank 77

National government revenue in fiscal 2018/19

Revenue source	Originally budgeted Full 2018/19		Actual Apr–Sep 2018	
	R billions	Percentage change*	R billions	Percentage change*
Taxes on income, profits and capital gains	773.0	8.6	346.6	7.4
Income tax on individuals	507.3	9.6	232.0	8.6
Income tax on companies	234.1	6.3	101.2	4.6
Payroll taxes	16.9	5.7	8.3	10.6
Taxes on property	17.3	4.4	7.6	-4.2
Taxes on goods and services	484.6	14.8	226.3	16.6
Value-added tax (VAT) net	348.1	16.8	161.8	18.7
Domestic	378.6	12.6	184.9	12.3
Import	169.5	10.9	75.3	12.7
Refunds	-200.0	4.7	-98.4	3.4
General fuel levy	77.5	9.2	37.6	10.7
Excise duties	46.5	13.1	20.8	16.7
Taxes on international trade and transactions	54.1	8.2	24.1	13.2
Import duties	46.3	-5.8	23.6	13.2
Other revenue**	23.6	-24.2	11.5	-22.5
Less: SACU*** payments	48.3	-13.7	24.1	-13.7
Total revenue	1 321.1	10.7	600.0	11.1

* Fiscal 2018/19 compared to fiscal 2017/18
** Including non-tax revenue and extraordinary receipts, but excluding premiums on debt portfolio restructuring and loan transactions that amounted to R0.3 billion in April–September 2018
*** Southern African Customs Union

Sources: National Treasury and SARS

Taxes on income, profits and capital gains – the major source of national government tax revenue – increased by 7.4% year on year to R347 billion in April–September 2018 as personal income tax (PIT) rose by 8.6% and corporate income tax (CIT) by 4.6% on account of higher provisional tax payments. The *2018 Budget Review* projected taxes on income, profits and capital of R773 billion (an increase of 8.6%) for fiscal 2018/19 as a whole.

Taxes on property decreased by 4.2% to R7.6 billion in the first half of fiscal 2018/19. The decrease resulted from lower collections of transfer duties, which declined by 4.4% year on year to R3.8 billion, following a general slowdown in the domestic real estate market.

Composition of national government tax revenue, April–September 2018

Per cent



37.9
16.5
1.2
26.4
6.1
3.4
3.9
4.6
Personal income tax
Taxes on property
General fuel levy
Import duties
Corporate income tax
Value-added tax
Specific excise duties
Other tax revenue
(including payroll taxes)

Source: SARS

78 South African Reserve Bank Quarterly Bulletin December 2018

Quarterly Bulletin December 2018 79 Collections of R226 billion from taxes on goods and services in April–September 2018 was R32.2 billion more than in the same period of the previous fiscal year. Value-added tax (VAT) and excise duties increased notably, by 18.7% and 16.7% respectively. The marked increase in VAT collections reflected the one percentage point increase in the VAT rate to 15% from April 2018, as well as delays in VAT refund payments. The increase in the general fuel levy mainly contributed towards the growth in excise duties. In the period under review, taxes from international trade and transactions increased by 13.2% compared with April–September 2017, mainly on account of import duties collected on equipment components and machinery. Non-tax revenue declined from R14.8 billion in April–September 2017 to R11.5 billion in April–September 2018, due to lower revaluation proceeds from foreign currency transactions. In addition, the Southern African Customs Union (SACU) received R24.1 billion in the first half of fiscal 2018/19. The 2018 Budget Review allocated R48.3 billion to SACU in fiscal 2018/19 – R14.1 billion less than in the previous fiscal year, reflecting expected weaker imports and thus lower customs and excise duties. Cumulative deficit of national government R billions A M J J A S O N D J F M Originally budgeted deficit of R191 billion for fiscal 2018/19, in the 2018 Budget Review Revised budget deficit of R215 billion for fiscal 2018/19, in the 2018 MTBPS Sources: National Treasury, SARS and SARB 0 25 50 75 100 125 150 175 200 225 250 Actual 2017/18 Actual 2018/19 Fiscal years Developments in national government revenue and expenditure in the first two quarters of fiscal 2018/19 resulted in a cash book deficit of R128 billion, which was R19.0 billion less than in the same period of the previous fiscal year, as revenue collections improved and expenditure remained contained. The 2018 Budget projected a cash book deficit of R191 billion, or 3.8% of GDP, for fiscal 2018/19 as a whole. The 2018 MTBPS revised this upward to R215 billion, in line with rising spending pressures and anticipated revenue shortfalls. National government’s primary balance18 narrowed to a deficit of R40.8 billion in the first half of fiscal 2018/19 compared to a deficit of R68.5 billion in the same period a year earlier. As a ratio of GDP, the primary deficit was 1.6% in April–September 2018 compared with 2.9% in April–September 2017. The 2018 MTBPS revised the projected primary deficit at the end of fiscal 2018/19 higher, from only R10.9 billion (0.2% of GDP) in the 2018 Budget Review to R34.1 billion (0.7% of GDP). 18 This is the deficit/ surplus recalculated by excluding interest payments from total expenditure.

National government financing

R billions

Item or instrument	Actual Apr–Sep 2017	Actual Apr–Sep 2018	Originally budgeted[1] Full 2018/19
Cash book deficit	147.9	128.1	191.1
Cash flow deficit[2]	164.9	162.0	...
Plus: Cost/profit on revaluation of foreign debt at redemption[3]	1.7	0.3	0.8
Accrual adjustments	31.8	61.9	...
Net borrowing requirement	134.7	100.4	191.9
Treasury bills and short-term loans[4]	55.0	32.3	14.2
Domestic government bonds[4]	58.3	69.4	159.9
Foreign bonds and loans[4]	32.5	24.6	36.8
Change in available cash balances[5]	-11.0	-26.0	-19.0
Total net financing[6]	134.7	100.4	191.9

1 *2018 Budget Review*
2 The cash flow deficit includes extraordinary receipts and payments, and differs from the cash book deficit.
3 Cost + profit –
4 Net issuance + net redemption –
5 Increase – decrease +
6 Components may not add up to totals due to rounding off.
... denotes not available

Sources: National Treasury and SARB

National government's cash flow deficit in April–September 2018 narrowed to R162 billion compared with R165 billion in the same period a year ago. After taking the cost on revaluation of foreign debt at redemption and accrual adjustments into account, the net borrowing requirement was R100 billion, compared with R135 billion a year earlier.

The net borrowing requirement of national government was largely financed in the domestic capital market through the net issuance of domestic government bonds of R69.4 billion in the first six months of fiscal 2018/19 – R11.1 billion more than in the same period of the previous fiscal year. Financing from the net issuance of Treasury bills and short-term loans from the Corporation for Public Deposits decreased to R32.3 billion in April–September 2018, from R55.0 billion in April–September 2017. The net issuance of foreign bonds and loans of R24.6 billion in April–September 2018 was lower than the R32.5 billion in April–September 2017. National government's available cash balances increased by R26.0 billion in April–September 2018 compared with an increase of R11.0 billion in April–September 2017.

The total gross loan debt of national government (domestic and foreign currency-denominated) increased by R210 billion in the first six months of fiscal 2018/19, lifting the total outstanding stock of debt to R2 700 billion as at 30 September 2018. The change in the stock of debt was mostly driven by domestic debt, which accounted for 67.4% of the total increase. Total gross loan debt as a ratio of GDP increased from 52.7% as at 31 March 2018 to 55.2% as at 30 September 2018. The 2018 Budget's projection of a debt-to-GDP ratio of 55.1% at the end of the 2018/19 fiscal year was revised upwards to 55.8% in the *2018 MTBPS*.

National government's gross domestic debt (marketable and non-marketable) increased by R141 billion in the first half of fiscal 2018/19 to R2 413 billion as at 30 September 2018, largely due to increases in domestic marketable debt (Treasury bills and bonds) which accounted for 97.6%. Domestic non-marketable debt (bonds and short-term loans) increased by R29.2 billion to R58.2 billion over the same period. Domestic debt accounted for 89.4% of total gross loan debt as at the end of September 2018. The *2018 MTBPS* revised gross domestic debt slightly lower by R0.8 billion to R2 501 billion as at the end of fiscal 2018/19 from the original projection in the *2018 Budget Review*.

80 South African Reserve Bank Quarterly Bulletin December 2018

Quarterly Bulletin December 2018 81 2013/14 2014/15 2015/16 2016/17 2017/18 2018/19 0 500 1 000 1 500 2 000 2 500 3 000 Domestic debt of national government R billions As at 31 March of each fiscal year * Originally estimates: Budget review Revised estimates: MTBPS Actual * As at 30 September 2018 Source: National Treasury National government’s foreign currency-denominated debt (marketable and nonmarketable) increased by R68.6 billion in the first half of fiscal 2018/19 to R286 billion as at 30 September 2018. This increase could be attributed to both exchange rate revaluation effects and the issuance of two bonds with a combined value of US$2.0 billion in May 2018. The 2018 MTBPS revised gross foreign currency-denominated debt to R316 billion for fiscal 2018/19, some R47.9 billion more than originally envisaged in the 2018 Budget Review. Foreign currency-denominated debt of national government R billions As at 31 March of each fiscal year * As at 30 September 2018 Sources: National Treasury and SARB US dollar Euro Japanese yen Other Before revaluation Adjusted for revaluation 0 60 120 180 240 300 2013/14 2014/15 2015/16 2016/17 2017/18 2018/19* 0 60 120 180 240 300

82 Quarterly Bulletin December 2018 Before accounting for revaluation effects, national government’s foreign currency-denominated debt was R220 billion as at 30 September 2018 compared with R286 billion after adjusting for exchange rate revaluation (a revaluation effect of R66.4 billion). The bulk of national government’s foreign currency-denominated debt was denominated in US dollars (93.7%), with the balance shared between the euro, the Japanese yen, the British pound and the Swedish krona. The average outstanding maturity of foreign marketable bonds decreased slightly from 138 months as at 30 September 2017 to 134 months a year later. Box 6 Valuation of South Africa’s national government marketable debt1, 2, 3 The valuation of the outstanding stock of national government marketable debt securities at both nominal and market value facilitates analysis from complimentary perspectives. Debt sustainability analysis is based on nominal values which reflect the original liability position of the issuer, inclusive of any accrued interest. Market values contain information on the size and depth of a particular market, and show the value at which these debt securities can be acquired or disposed of in the secondary market, at the time of valuation. The difference between market and nominal values reveals valuation effects resulting from fluctuations in interest rates and yields since issuance, in response to, among other things, changes in investor sentiment and perceptions of credit quality, which affect risk premia. The global financial crisis exposed the market value of debt as a data gap, which informed Recommendation 7 of the Group of Twenty (G20)4 Data Gaps Initiative Phase II, as endorsed by the G20 Finance Ministers and Central Bank Governors to support policy analysis. Valuation concepts start with the face or par value of a debt security, which is the original principal amount to be repaid by the borrower at maturity and which remains unchanged in the absence of further issues or redemptions. The face value is commonly used where the nominal value is not available, as these concepts are close but not identical. The nominal value consists of the face value (original advance adjusted for subsequent advances and repayments) and accrued interest not yet paid, related to coupon payments. The face, nominal and market value in domestic currency of debt securities denominated in foreign currency also include the revaluation effect from changes in exchange rates.5 The market value of debt securities in these statistics is not only affected by the inclusion of accrued interest due to coupons, but more importantly reflects changes in observed market interest rates and yields.6 Therefore, the market value of a debt security is the price received by sellers and paid by buyers in the secondary market, and is inversely related to market interest rates and yields. This edition of the South African Reserve Bank’s (SARB) Quarterly Bulletin extends the statistical dataset of the outstanding stock of national government marketable debt (domestic and foreign) at face value – a proxy for nominal value – to market value on page S–54, in accordance with international guidelines.7 Monthly statistics on South Africa’s national government marketable debt at face value continue to be sourced from National Treasury and is now supplemented with monthly market values, starting from April 2016. Within this dataset, Treasury bills at market value is sourced from National Treasury and the market values of domestic and foreign currency-denominated debt are compiled by the SARB based on the methodology as described in footnote 6. 1 The data for national government marketable debt are extended in this issue of the Quarterly Bulletin on pages S-54 and S-55 to also include market values. 2 National government consists of central government (all government departments), excluding extra-budgetary institutions and social security funds. 3 Marketable debt is tradeable in the secondary market. 4 The Group of Twenty is an international forum for ministers of finance and central bank governors of 19 of the largest advanced and emerging economies and the European Union. 5 Daily foreign exchange rates as at 14:30 are used to convert the foreign currency-denominated marketable debt to domestic currency. 6 Market value calculations for domestic marketable debt are based on the dirty price (or all-in price), which includes accrued interest sourced from the JSE Limited’s daily market-to-market valuation reports. These reports include all cash flows discounted back from maturity date to settlement date, with valuations at T+0. Market value calculations of foreign currency denominated marketable debt are based on all-in-prices inclusive of accrued interest sourced from Bloomberg. The market value of outstanding Treasury bills is calculated as MVTB = FV ( 1 – ( ) r ) where FV is the future value, t is the number of days to maturity, and r is the discount rate at time t. The market value of outstanding domestic and foreign debt securities is calculated as MV = FV ( ) where FV is the future value, and AIP the all-in price. 7 The methodology to compile national government marketable debt statistics adheres to the guidelines of the Handbook of Securities Statistics 2015 of the International Monetary Fund (IMF) (available at https://www.imf.org/external/np/sta/ wgsd/pdf/hss.pdf) and the Government Finance Statistics Manual 2014 of the IMF (available at https://www.imf.org/ external/Pubs/FT/GFS/Manual/2014/gfsfinal.pdf).

Quarterly Bulletin December 2018 83 The market and face values of South African government marketable debt correlated very well between April 2016 and January 2017. Thereafter, the market value remained below the face value, with the exception of a brief period around March 2018. As explained, the difference between face and market values depends on various factors, including changes in investor sentiment, sovereign credit ratings, as well as economic and political stability. Marketable debt of national government R trillions A M J J A S O N D J F M A M J J A S O N D J F M A M J J A S O N D J F M 1.8 2.0 2.2 2.4 2.6 2.8 3.0 Market value Face value Sources: National Treasury and SARB 2016/17 2017/18 2018/19 Fiscal years

Note on the progress in developing South Africa's integrated economic accounts[1]

By B de Beer, J Mokoena and H Wagner[2]

1. Introduction

The South Reserve Bank (SARB) has been developing an integrated economic accounts (IEA) statistical framework for the South African economy since 2015. These macroeconomic statistics will address some of the data gaps identified by the Group of Twenty (G20)[3] Data Gaps Initiatives (DGI). This note illustrates progress made with the balance sheet (non-financial assets and financial assets and liabilities) as well as the accumulation accounts – as represented by the shaded areas in Figure 1.

Figure 1 Simplified integrated economic accounts framework*

Balance sheet	Accumulation accounts			Balance sheet
Opening balance	Transactions	Other volume changes	Revaluations	Closing balance
Non-financial assets				
Financial assets and liabilities				
Net worth				Net worth

* For a more comprehensive IEA framework and full delineation of institutional sector and financial instrument coverage, refer to the two previous notes (published in the December 2016 and December 2017 editions of the *Quarterly Bulletin*). The methodology underlying the compilation of the sectoral balance sheet and accumulation accounts follows the guidelines of the *System of National Accounts, 2008* (SNA 2008). *Transactions* for non-financial assets and financial assets and liabilities are recorded in the capital and financial accounts respectively. Transactions include gross purchases minus gross sales (including realised holding gains and losses) plus accrued interest (reinvestment of interest until payment). The *capital account* records acquisitions and disposals of non-financial assets as a result of transactions with other economic units, internal bookkeeping transactions linked to production (such as changes in inventories and consumption of fixed capital) and the redistribution of wealth by means of capital transfers. The *financial account* records acquisitions and disposals of financial assets and liabilities. *Other volume changes* record changes in the amounts of the assets and liabilities held by institutional units or sectors as a result of factors other than transactions, for example, the destruction of fixed assets by natural disasters. *Revaluations* record those changes in the values of assets and liabilities that result from changes in market prices, also referred to as unrealised holding gains and losses.

Source: Based on the System of National Accounts, 2008

2. Analysis of preliminary sectoral balance sheet results[4]

An overview of South Africa's macroeconomic balance sheet by main domestic institutional sectors and the rest of the world (ROW) 'sector', broken down by non-financial assets as well as financial assets and liabilities as at 31 December 2013, is provided in Table 1. Total assets of the domestic economy of R38.1 trillion comprised financial assets of R26.5 trillion and non-financial assets of R11.6 trillion, resulting in a total net worth of R11.6 trillion and a negative net financial worth of R0.1 trillion, as financial liabilities exceeded financial assets.

1 This note is the third in a series highlighting the development of South Africa's integrated economic accounts (IEA). The first, titled 'The further development of integrated economic accounts for South Africa – institutional sector balance sheets' was published in the December 2016 *Quarterly Bulletin*, and the second, titled 'The further development of sectoral financial balance sheets for South Africa's integrated economic accounts' in the December 2017 *Quarterly Bulletin*. The intention is to compile and publish IEA data on a quarterly basis at some future date. At this stage, the data published and discussed in this note should be treated as preliminary.

2 The views expressed are those of the authors and do not necessarily reflect that of the SARB.

3 The G20 is an international forum for ministers of finance and central bank governors of 19 of the largest advanced and emerging economies as well as the European Union.

4 These are experimental results and are subject to future adjustment.

84 South African Reserve Bank Quarterly Bulletin December 2018

Table 1 Summary balance sheet* at market value, 31 December 2013

R trillions

	Non-financial corporations[1]		Financial corporations		General government		Households		Total domestic economy		Rest of the world[2]	
	A	L	A	L	A	L	A	L	A	L	A	L
Non-financial assets[3]	5.3		0.4		2.6		3.3		11.6			
Financial assets and liabilities	2.7	7.8	14.6	15.0	1.9	2.0	7.3	1.8	26.5	26.6	4.2	4.1
Net worth[4]		0.2		0.1		2.5		8.9		11.6		0.1
Total assets and liabilities	8.0	8.0	15.0	15.0	4.5	4.5	10.6	10.6	38.1	38.1	4.2	4.2
Memo item: Net financial worth[5]		-5.1		-0.3		-0.1		5.6		-0.1		

A = assets
L = liabilities
* The balance sheet shows the market value of non-financial assets as well as financial assets and liabilities as at a specific point in time.
1 Private non-financial corporations' data are not directly sourced, but derived from counterparty positions. It should therefore be treated as preliminary and will be revised when administrative data sources are incorporated.
2 In the IEA, the rest of the world is shown as a separate sector.
3 Total produced assets, including underlying land.
4 Total assets minus total liabilities.
5 Financial assets minus financial liabilities.

Components may not add up due to rounding off.

Source: SARB

The non-financial corporations held 46% of South Africa's non-financial assets and the financial corporations held more than 50% of both financial assets and financial liabilities, while households accounted for almost 80% of total net worth. Households also had the largest positive net financial worth, whereas non-financial corporations had the largest negative net financial worth. The ROW had a small positive net financial asset position of R0.1 trillion vis-à-vis the domestic institutional sectors.

2.1 Non-financial assets[5]

In South Africa's macroeconomic balance sheet, the stock of non-financial assets (both produced and non-produced) at market value[6] is an important asset class in addition to financial assets, and reflects fixed capital formation in production capacity supporting employment and income.

Table 2 Stock of non-financial assets at market value per institutional sector

R billions

	Non-financial corporations	Financial corporations	General government	House-holds	Total domestic economy
Opening stock in first quarter 2010	3 592	282	1 989	2 750	8 613
Closing stock in fourth quarter 2013	5 278	413	2 615	3 313	11 619
Change in stock over period	1 686	131	626	563	3 006
Contribution to growth by sector (per cent)	19.6	1.5	7.3	6.5	34.9

Source: SARB

The market value of the stock of non-financial assets for the economy as a whole, as reflected in Table 2, increased by R3.0 trillion (or 34.9%) from the first quarter of 2010 to the fourth quarter of 2013. This change reflects the net outcome of gross fixed capital formation, consumption of fixed capital as well as revaluation. The non-financial corporations contributed 19.6% to the growth in this asset class over the period. Institutional sector ownership changed somewhat –

5 Non-financial produced assets consist of fixed assets (dwellings, buildings other than dwellings, other structures, machinery and equipment, cultivated biological resources and intellectual property); inventories; and valuables. At present, databases; entertainment; literary and artistic originals; and valuables are not measured. Non-financial non-produced assets consist of natural resources; contract leases and licences; and purchased goodwill and marketing assets. At present, only land underlying dwellings, other buildings and other structures are included. Vacant land and sub-soil assets will be introduced later.

6 Non-financial assets are valued at end of period market prices, or derived as replacement value minus consumption of fixed capital.

Quarterly Bulletin December 2018 South African Reserve Bank 85

86 Quarterly Bulletin December 2018 over the same period as a whole – with the contribution of households declining from 32% to 29% and that of non-financial corporations increasing from 42% to 45%, as this sectors’ capital expenditure outpaced that of the other sectors (see Figure 2). Figure 2 Institutional sector holdings of non-financial assets Per cent 2010 2011 2012 Households Financial corporations Source: SARB Non-financial corporations General government 2013 0 10 20 30 40 50 60 70 80 90 100 The distribution of non-financial assets across the institutional sectors as a percentage per asset type varies significantly, as indicated in Figure 3. The non-financial corporations owned 49% of all produced assets, followed by households and general government with 26% and 21% respectively at the end of 2013. Households held 83% of dwellings and the non-financial corporations held 59% of buildings other than dwellings. Other structures, mainly infrastructural assets, reside mostly with non-financial corporations (both private and public) and general government. Machinery and equipment as well as other produced assets (cultivated biological resources, intellectual property products and inventories) were largely held by the non-financial corporations. Figure 3 Institutional sector holdings by type of non-financial assets as at the end of 2013 Per cent Non-produced assets Other produced assets Machinery and equipment Other structures Buildings other than dwellings Total Dwellings produced assets 0 10 20 30 40 50 60 70 80 90 100 Households Financial corporations Source: SARB Non-financial corporations General government

Capital outlays on mineral exploration and evaluation as part of intellectual property contributed most to the non-financial corporations' large share of other produced assets.

Non-produced assets, currently comprising only the value of land underlying dwellings as well as other buildings and structures, were fairly evenly distributed among households, non-financial corporations and general government.

2.2 Financial assets and liabilities

The financial asset holdings of domestic institutional sectors increased by R9.0 trillion from the first quarter of 2010 to the fourth quarter of 2013, as shown in Figure 4. Financial corporations and households held most of the financial assets at, on average, 56% and 28% respectively over the period. The relative share of financial assets held by non-financial corporations and general government remained in single digits over this period. The financial assets of the ROW vis-à-vis the domestic institutional sectors increased from R2.4 trillion in the first quarter of 2010 to R4.2 trillion in the fourth quarter of 2013.

Figure 4 Market value of total financial assets per institutional sector


R trillions
35
30
25
20
15
10
5
0
2010
2011
2012
2013
Non-financial corporations
General government
Rest of the world
Financial corporations
Households
Total domestic economy

Source: SARB

Due to the symmetry of harmonised financial assets and liabilities in the IEA, the trend in total financial liabilities remained broadly aligned to that of total financial assets, but with markedly different institutional sector contributions. Financial corporations held most of the financial liabilities, at about 56%, similar to its large share of total financial assets. By contrast, non-financial corporations' relative share of total financial liabilities – of about 30% – far exceeded its share of total financial assets of less than 10%, while households' relative small share of financial liabilities of 7% was outstripped by its share of financial assets of 28% over the period. The financial liabilities of the ROW vis-à-vis the domestic institutional sectors increased from R2.1 trillion in the first quarter of 2010 to R4.1 trillion in the fourth quarter of 2013.

Quarterly Bulletin December 2018 South African Reserve Bank 87

Figure 5 Market value of total financial liabilities per institutional sector


R trillions
35
30
25
20
15
10
5
0
2010
2011
2012
2013
Non-financial corporations
General government
Rest of the world
Financial corporations
Households
Total domestic economy

Source: SARB

The breakdown of total financial assets and liabilities by institutional sector and financial instrument, as at 31 December 2013, is shown in Figure 6. *Equity and investment fund shares or units* accounted for a significant portion of both financial assets and liabilities of the domestic sectors, at 49% and 67% respectively at the end of 2013. In the case of the ROW, this instrument was even more prevalent, and accounted for about 61% and 71% respectively of its financial assets and liabilities. *Insurance, pension and standardised guarantee schemes* accounted for 42% of financial corporations' financial liabilities, while dominating household financial assets at approximately 56%. *Loans* from financial corporations (mostly banks) dominated households' financial liabilities. *Debt securities* accounted for 80% of general government's financial liabilities.

Figure 6 Market value of financial assets and liabilities by institutional sector and financial instrument, 31 December 2013


R trillions
16
14
12
10
8
6
4
2
0
Assets Liabilities
Non-financial corporations
Assets Liabilities
Financial corporations
Assets Liabilities
General government
Assets Liabilities
Households
Assets Liabilities
Rest of the world
Monetary gold and special drawing rights
Debt securities
Equity and investment fund shares or units
Derivatives
Currency and deposits
Loans
Insurance, pension and standardised guarantee schemes
Other accounts receivable and/or payable

Source: SARB

88 South African Reserve Bank Quarterly Bulletin December 2018

The macroeconomic statistics compiled in the IEA framework also provides for detailed analysis per financial instrument at sub-instrument level, an example of which is shown in Figure 7 for *currency and deposits*, and in Figure 8 for loans. *Other deposits*[7] remained the main driver of the increase in currency and deposits at, on average, 69% between the first quarter of 2010 and the fourth quarter of 2013. Over the same period, *other transferable deposits*[8] contributed 28% and *currency* contributed 3%.

Figure 7 Components of currency and deposits



R trillions
4
3
2
1
0
2010
2011
2012
2013
Currency
Transferable deposits
Other deposits

Source: SARB

The maturity breakdown of loans shows the continued dominance of *long-term loans*.[9] Long-term loans contributed 80%, on average, to total loans from the first quarter of 2010 and the fourth quarter of 2013.

Figure 8 Maturity breakdown of loans*



R trillions
5
4
3
2
1
0
2010
2011
2012
2013
Short term
Long term

* Original maturity

Source: SARB

7 Other deposits comprise all claims, other than transferable deposits, that are represented by evidence of deposit.

8 Transferable deposits comprise all deposits that are exchangeable on demand, at par without penalty or restriction and directly usable for making payments by cheque, draft, giro order, direct debit/credit or other direct payment facility.

9 Loans are created when a creditor lends funds directly to a debtor, and consist of short-term loans that have an original maturity of one year or less, and long-term loans with an original maturity of more than one year.

Quarterly Bulletin December 2018 South African Reserve Bank 89

90 Quarterly Bulletin December 2018 2.3 Transactions and revaluations in the accumulation account The change between the opening and closing balances of a financial instrument is explained by the three components (transactions, revaluations and other volume changes) of the accumulation account, as shown in Figure 1. This is further illustrated in Figures 9 and 10 for currency and deposits as well as for loans from the first quarter of 2010 to the fourth quarter of 2011. Figure 9 Attribution of change in currency and deposit balances ; R billions 2010 2011 -100 -50 0 50 100 150 200 Transactions Source: SARB Revaluations The change between stock positions for both financial instruments is mostly explained by transactions. When denominated in foreign currency, revaluations are driven by changes in the exchange value of the rand, with the effect of an appreciation clearly visible in the third and fourth quarters of 2010 and that of a depreciation in the third quarter of 2011. Figure 10 Attribution of change in loan balances_ R billions 2010 2011 -100 -50 0 50 100 150 200 Transactions Source: SARB Revaluations

2.4 From-whom-to-whom positions

An institutional sector's financial assets and liabilities vis-à-vis a counterparty institutional sector reveals financial linkages within the economy and vis-à-vis the ROW. The from-whom-to-whom balanced financial asset and liability stock positions of the four domestic institutional sectors and the ROW, as at 31 December 2013, is shown in Table 3. The horizontal view (rows) shows the total financial assets of each institutional sector vis-à-vis the institutional sector against which claims are held. Similarly, the vertical view (columns) shows the counterparty breakdown of an institutional sector's total financial liabilities. For example, financial corporations' financial assets of R2.9 trillion represent a claim against non-financial corporations. For financial corporations as a whole, intra-sectoral positions of R6.4 trillion accounted for about 43% of this sector's financial assets and liabilities.

Table 3 From-whom-to-whom market value positions of financial assets and liabilities between resident institutional sectors and the rest of the world, 31 December 2013

R billions

		Financial liabilities by institutional sector (vertical)						
Institutional sectors		Non-financial corporations	Financial corporations	General government	House-holds	Rest of the world	Total assets	
Financial assets by institutional sector (horizontal)	Non-financial corporations	136	1 044	77	67	1 372	2 696	
	Financial corporations	2 891	6 350	1 091	1 624	2 594	14 629	
	General government	711	974	82	83	0	1 850	30 710
	Households	1 743	5 360	110	0	116	7 330	
	Rest of the world	2 336	1 240	630	0	0	4 206	
	Total liabilities	7 816	14 968	1 990	1 774	4 082	-123*	
				30 631				80**

* This value is equal to the net international investment position, excluding monetary gold, which has no counterparty classification in the financial balance sheets.

** This is the value of the monetary gold held by the SARB as at 31 December 2013; it equates to the difference between the balanced assets and liabilities, because monetary gold has no counterparty classification in the financial balance sheets.

Source: SARB

On a net basis, the ROW held assets (claims) of R4.2 trillion and had liabilities (owed) of R4.1 trillion, vis-à-vis the domestic economy.[10]

10 The financial assets and liabilities of the ROW are compiled from the perspectives of foreign economies, resulting in an inverse dataset – which corresponds to South Africa's international investment position.

3. Conclusion

The preliminary and experimental statistics in this note reflects progress made with the further development of South Africa's IEA. Data for sectoral non-financial assets and financial assets and liabilities for both stocks and accumulation accounts currently range from the first quarter of 2010 to the fourth quarter of 2013. The focus now shifts to completing the data set to 2018, and to harmonise the complete IEA.

Quarterly Bulletin December 2018 South African Reserve Bank 91

Abbreviations

AGO	African Growth and Opportunity Act
BER	Bureau for Economic Research
BIS	Bank for International Settlements
CPD	Corporation for Public Deposits
CPI	consumer price index
EMBI+	Emerging Markets Bond Index Plus
FAO	Food and Agriculture Organization
FRA	forward rate agreement
FX	foreign exchange
GATT	General Agreement on Tariffs and Trade
GDE	gross domestic expenditure
GDP	gross domestic product
GVA	gross value added
HSI	Homeowner Sentiment Index
IEA	integrated economic accounts
IEC	Electoral Commission of South Africa
IFRS	International Financial Reporting Standard
IIP	international investment position
IMF	International Monetary Fund
Jibar	Johannesburg Interbank Average Rate
JSE	JSE Limited
LBS	locational banking statistics
MPC	Monetary Policy Committee
MTPBS	*Medium Term Budget Policy Statement*
NEER	nominal effective exchange rate
OPEC	Organization of the Petroleum Exporting Countries
PGMs	platinum group metals
PMI	Purchasing Managers' Index
PPI	producer price index
QES	*Quarterly Employment Statistics*
QLFS	Quarterly Labour Force Survey
REER	real effective exchange rate
RMB	Rand Merchant Bank
ROW	rest of the world
Sabor	South African Benchmark Overnight Rate
SACU	South African Customs Union

92 South African Reserve Bank Quarterly Bulletin December 2018

Quarterly Bulletin December 2018 93 SARB South African Reserve Bank SARS South African Revenue Service SDR special drawing right SOC state-owned company Stats SA Statistics South Africa US United States VAT value-added tax

94 Quarterly Bulletin December 2018 Notes to tables National government debt – Tables S-54 and S–55 This Quarterly Bulletin includes changes to national government debt at face value in tables KB405 and KB406. Non-marketable other debt now includes the debt of the former Development Boards of provinces. The change in non-marketable bonds reflects a revision of retail bonds. The foreign currency denominated portion of cash balances are now revalued at 14:30 monthend exchange rates. Statistics on government financial guarantees distinguish between approvals and draw downs. The new statistical tables KB455 and KB456 show the outstanding stock of marketable national government debt at market value as from April 2016 and additional selected ratios of national government debt to gross domestic product as well as the composition of total gross loan debt. Cash-flow statement of national government and financing according to instruments – Tables S–52 Table KB403 now includes a separate time series for accrual adjustments for cash flow with revenue and expenditure now reflecting unadjusted cash flows. A change to unadjusted cash balances informed revisions to the net borrowing requirement and total financing. Government deposits – Tables S–66 In KB407 a change to unadjusted cash balances informed a revision of national government deposits.